Filed Pursuant to Rule 424(b)(3)

Registration No. 333-109061

Registration No. 333-109061-02

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. We are not using this prospectus supplement and the accompanying prospectus to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

Subject to completion, dated September 21, 2004

Preliminary Prospectus Supplement

(To Prospectus dated May 6, 2004)

AGL CAPITAL CORPORATION

$

            % Senior Notes due 20

Interest payable                      and

Guaranteed fully and unconditionally by AGL Resources Inc.

Issue price:

The senior notes will mature on                     , 20     . Interest will accrue from                     , 2004. We may redeem the senior notes in whole or in part at any time at the redemption prices described on page S-13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the senior notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts	Proceeds to Us
Per Senior Note	%	%	%
Total	$	$	$

The senior notes will not be listed on any securities exchange. Currently, there is no public market for the senior notes.

We expect that delivery of the senior notes will be made to investors on or about September     , 2004.

JPMorgan	Wachovia Securities

Calyon Securities (USA)

Lazard

RBS Greenwich Capital

SunTrust Robinson Humphrey

September     , 2004

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of senior notes. The second part is the accompanying prospectus, which contains a description of the senior notes and gives more general information, some of which will not apply to the senior notes.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If the information in this prospectus supplement varies from the information contained or incorporated by reference in the accompanying prospectus, you should rely on the information in this prospectus supplement. No person is authorized to provide you with information that is different from the information provided or incorporated by reference in this prospectus supplement or to offer the senior notes in any jurisdiction where the offer is not permitted. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the information and documents incorporated by reference therein, in making your investment decision. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus or in any document incorporated by reference is accurate as of any date other than the date of the document that contains the information. You should also read and consider the information in the documents we have referred you to in “Where You Can Find Additional Information” below.

Prospectus Supplement

FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus supplement reflect assumptions, expectations, projections, intentions or beliefs about future events. These statements, which may relate to such matters as future earnings, growth, supply and demand, costs, subsidiary performance, new technologies and strategic initiatives, are “forward-looking statements” within the meaning of the federal securities laws. These statements do not relate strictly to historical or current facts, and you can identify certain of these statements, but not necessarily all, by the use of the words “anticipate,” “assume,” “indicate,” “estimate,” “believe,” “predict,” “forecast,” “rely,” “expect,” “continue,” “grow” and other words of similar meaning. Although AGL Resources believes that the expectations and assumptions reflected in these statements are reasonable in view of the information currently available, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in AGL Resources’ reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	changes in industrial, commercial and residential growth in AGL Resources’ service territories;

•	changes in price, supply and demand for natural gas and related products;

•	impact of changes in state and federal legislation and regulation, including orders of various state public service commissions and of the Federal Energy Regulatory Commission, or FERC, on the gas and electric industries and on AGL Resources;

•	actions taken by government agencies, including decisions on base rate increase requests by state regulators;

•	the ultimate impact of the Sarbanes-Oxley Act of 2002 and any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or AGL Resources’ operations specifically;

•	the enactment of new accounting standards by the Financial Accounting Standards Board, or FASB, the Public Company Accounting Oversight Board, or PCAOB, or the Securities and Exchange Commission, or SEC, that could impact the way AGL Resources records revenues, assets and liabilities, which in turn could adversely affect reported results of operations;

•	effects and uncertainties of deregulation and competition, particularly in markets where prices and providers historically have been regulated, and unknown issues following deregulation such as the stability of the Georgia retail gas market, including risks related to energy marketing and risk management;

•	concentration of credit risk in marketers who are certificated by the Georgia Public Service Commission, or GPSC, to sell retail natural gas in Georgia, as well as concentration of credit risk in customers of AGL Resources’ wholesale services segment;

•	excess high-speed network capacity and demand for dark fiber in metropolitan network areas;

•	market acceptance of new technologies and products, as well as the adoption of new networking standards;

•	the ability to negotiate new fiber optic contracts with telecommunications providers for the provision of dark fiber services;

•	utility and energy industry consolidation;

•	performance of equity and bond markets and the impact on pension and post-retirement funding costs;

•	impact of acquisitions and divestitures, including:

•	the risk that the businesses of NUI Corporation, or NUI, and/or Jefferson Island Storage & Hub, L.L.C., or Jefferson Island Storage, will not be integrated successfully with AGL Resources or that such integrations may be more difficult, time-consuming or costly than expected;

•	revenues following the acquisitions may be lower than expected;

•	expected revenue synergies and cost savings from these two acquisitions may not be fully realized or realized within the expected time frame;

•	the ability to obtain governmental approvals of the acquisitions on the proposed terms and schedules;

•	the failure of NUI’s shareholders to approve the transaction;

•	the risk that AGL Resources may be unable to obtain financing necessary to consummate the acquisition of NUI or that the terms of such financing may be onerous; and

•	the risk that any financing plan may have the effect of diluting AGL Resources’ shareholder value in the near term;

•	direct or indirect effects on AGL Resources’ business, financial condition or liquidity resulting from a change in its credit rating or the credit ratings of its counterparties or competitors;

•	interest rate fluctuations, financial market conditions and general economic conditions;

•	uncertainties about environmental issues and the related impact of such issues;

•	impact of changes in weather upon the temperature-sensitive portions of the business;

•	impact of litigation;

•	impact of changes in prices on the margins achievable in the unregulated retail gas marketing business; and

•	other risks described in AGL Resources’ documents on file with the SEC.

Any forward-looking statements should be considered in light of such important factors.

New factors that could cause actual results to differ materially from those described above emerge from time to time, and it is not possible to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we and AGL Resources do not undertake any obligation to update the information contained in such statement to reflect subsequent developments or information except as required by law.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to purchase our senior notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, as well as the information incorporated by reference into these documents, before deciding to invest in our senior notes.

AGL Capital Corporation

We are a wholly owned subsidiary of AGL Resources Inc. We were established to provide for the ongoing financing needs of AGL Resources through a commercial paper program, the issuance of various debt and hybrid securities and other financing arrangements. All of our operating expenses are allocated to AGL Resources’ operating segments in accordance with the Public Utility Holding Company Act of 1935, as amended. Our senior notes are guaranteed by AGL Resources.

AGL Resources Inc.

Overview

AGL Resources is an energy services holding company, headquartered in Atlanta, Georgia, whose principal business is the distribution of natural gas in Georgia, Tennessee and Virginia. AGL Resources operates three utilities which, combined, serve more than 1.8 million end-use customers. AGL Resources is also involved in various non-utility businesses including natural gas asset management and optimization, producer services and wholesale marketing, risk management activities, retail natural gas marketing and operating telecommunications conduit and fiber infrastructure within select metropolitan areas.

AGL Resources manages its business in three operating segments and one non-operating segment. The following chart shows AGL Resources, its business segments and principal subsidiaries:

Distribution Operations

Distribution Operations consists of three wholly owned natural gas local distribution companies: Atlanta Gas Light Company, Chattanooga Gas Company and Virginia Natural Gas, Inc.

•	Atlanta Gas Light Company, or AGLC, is a natural gas local distribution utility with distribution systems and related facilities serving 237 cities throughout Georgia, including Atlanta, Athens, Augusta, Brunswick, Macon, Rome, Savannah and Valdosta. AGLC also has approximately 6.0 billion cubic feet, or Bcf, of liquefied natural gas, or LNG, storage capacity in three LNG plants to supplement the supply of natural gas during peak usage periods.

•	Virginia Natural Gas, Inc., or VNG, is a natural gas local distribution utility with distribution systems and related facilities serving southeastern Virginia. VNG is one of the most modern natural gas local distribution companies in the United States, with approximately 50% of its main piping installed after 1980. VNG also owns and operates approximately 155 miles of a separate high-pressure pipeline that provides delivery of gas to customers under firm transportation agreements within the state of Virginia. VNG also has approximately five million gallons of propane storage capacity in its two propane facilities to supplement the supply of natural gas during peak usage periods.

•	Chattanooga Gas Company, or CGC, is a natural gas local distribution utility with distribution systems and related facilities serving the Chattanooga and Cleveland areas of Tennessee. CGC has approximately 1.2 Bcf of LNG storage capacity in its LNG plant.

Wholesale Services

Wholesale Services includes Sequent Energy Management, L.P., or Sequent, which is AGL Resources’ subsidiary involved in asset optimization, producer services, wholesale marketing and risk management. The asset optimization business focuses on capturing value from idle or underutilized natural gas assets, which are typically amassed by companies via investments in or contractual rights to natural gas transportation and storage assets. Margin is typically created in this business by participating in transactions that balance the needs of varying markets and time horizons.

Sequent provides its customers with natural gas from the major producing regions and market hubs primarily in the Eastern and Mid-Continental United States. Sequent also purchases transportation and storage capacity to meet its delivery requirements and customer obligations in the marketplace. Sequent’s customers benefit from its logistics expertise and ability to deliver natural gas at prices that are advantageous relative to the other alternatives available to its end-use customers.

Energy Investments

Energy Investments includes AGL Resources’ investments in SouthStar Energy Services LLC, or SouthStar, and AGL Networks, LLC.

•	SouthStar, a joint venture formed in 1998, markets natural gas and related services to retail, commercial and industrial customers, principally in Georgia. SouthStar, which operates under the trade name Georgia Natural Gas, is the largest marketer in Georgia, with a market share of approximately 38%. A subsidiary of AGL Resources owns a non-controlling 70% financial interest in SouthStar, and a subsidiary of Piedmont Natural Gas Company owns the remaining 30% interest. AGL Resources’ 70% interest is non-controlling because all significant management decisions require approval by both owners.

•	AGL Networks, a wholly owned subsidiary of AGL Resources, is a provider of telecommunications conduit and un-used fiber optic cable, or dark fiber. AGL Networks leases and sells its fiber to a variety of customers in the Atlanta, Georgia and Phoenix, Arizona metropolitan areas, with a small presence in other cities in the United States. Its customers include local, regional and national telecommunications companies, Internet service providers, educational institutions and other commercial entities. AGL Networks typically provides underground conduit and dark fiber to its customers under leasing arrangements with terms that vary from 1 to 20 years. In addition, AGL Networks offers telecommunications construction services.

Corporate

Corporate includes AGL Resources’ non-operating business units, principally AGL Services Company and AGL Capital Corporation. AGL Services Company is a service company that provides business services to AGL Resources’ various operations. AGL Capital Corporation provides for the ongoing financing needs of AGL Resources through a commercial paper program, the issuance of various debt and hybrid securities and other financing arrangements.

Recent Developments

AGL Resources’ overall business strategy is to operate and grow its gas distribution business efficiently and effectively, optimize returns on its assets and selectively grow its portfolio of closely related businesses while remaining focused on risk management and earnings visibility. In pursuit of this growth strategy, AGL Resources has undertaken a number of initiatives, including the following:

•	Pending Acquisition of NUI Corporation. On July 15, 2004, AGL Resources announced that its board of directors approved a definitive merger agreement under which AGL Resources will acquire all of the outstanding shares of NUI for $13.70 per share in cash, or approximately $220 million in the aggregate based on approximately 16 million shares of NUI outstanding, and the assumption of NUI’s outstanding debt. At June 30, 2004, NUI had approximately $606 million in debt and $111 million in cash, bringing the current net value of the acquisition to approximately $715 million.

NUI is an energy company that primarily operates natural gas utilities and natural gas storage and pipeline businesses. NUI’s gas utilities provide natural gas to approximately 371,000 residential, commercial and industrial customers in New Jersey, Florida, Maryland and Virginia. For the year ended September 30, 2003, NUI had operating revenues of $652 million and a net loss of $45 million, and for the nine months ended June 30, 2004, NUI had operating revenues of $509 million and a net loss of $17 million. At June 30, 2004, NUI had total assets of $1.1 billion. As a result of its losses, increased needs for borrowing and reductions in NUI’s credit ratings to below investment grade, NUI has sold or discontinued substantially all of its non-regulated subsidiaries, and its Board initiated an auction for the sale of the company in September 2003.

The NUI transaction is expected to expand AGL Resources’ geographic footprint along the East Coast and increase AGL Resources’ customer base by 20% to approximately 2.2 million end-use customers. The NUI acquisition is subject to the approval of NUI’s shareholders, the SEC, state regulatory agencies of New Jersey, Maryland and Virginia and various other closing conditions. The acquisition is expected to close in the first quarter of 2005.

•	Pending Acquisition of Jefferson Island Storage Assets. On August 9, 2004, AGL Resources announced it signed a definitive agreement to acquire Jefferson Island Storage & Hub, L.L.C. from a subsidiary of American Electric Power. The purchase price is approximately $86 million, which includes the storage facility and related base gas of approximately 2.5 Bcf. In addition to these assets, AGL Resources is purchasing approximately 1.4 Bcf of marketable gas that is currently in inventory for a market price of approximately $7 million. The transaction is expected to close in the fourth quarter of 2004.

Jefferson Island Storage is located near the Henry Hub at Erath, Louisiana. The facility consists of two salt dome gas storage caverns with 9.4 Bcf of total capacity and approximately 6.9 Bcf of working gas capacity. The facility has withdrawal capacity of over 720,000 dekatherms, or Dth, per day and injection capacity of 240,000 Dth per day, with the capacity for future expansion. Through its interconnections with eight pipelines and its access to the Henry Hub, Jefferson Island Storage will provide AGL Resources with access to high deliverability salt dome gas storage in the Gulf Coast region.

The address of AGL Resources’ principal executive offices is Ten Peachtree Place, Atlanta, Georgia 30309, and its telephone number is (404) 584-4000. AGL Capital Corporation’s principal address is 2325-B Renaissance Drive, Las Vegas, Nevada 89119.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the senior notes, see “Description of Senior Notes” in this prospectus supplement.

Issuer	AGL Capital Corporation, guaranteed fully and unconditionally by AGL Resources Inc.

Aggregate Initial Principal Amount	$

Interest Rate	% per year.

Maturity Date	, .

Interest Payment Dates	and of each year, beginning , 2005.

Use of Proceeds	The net proceeds from the sale of the senior notes will be used to repay a portion of short-term indebtedness and for general corporate purposes.

Record Dates	and of each year.

Interest Calculations	Based on a 360-day year of twelve 30-day months.

Ranking	The senior notes will rank equally with all of our other unsecured and unsubordinated indebtedness.

Sinking Fund	None.

Form and Denomination

The senior notes initially will be issued in book-entry form and will be represented by one or more registered global securities deposited with or on behalf of, and registered in the name of, a nominee of The Depository Trust Company. The senior notes will be issued in denominations of $1,000 and integral multiples thereof.

Redemption	The senior notes may be redeemed, in whole or in part, at our option, at any time, at the redemption prices described on page .

Issuance of Additional Notes

We may, without the consent of the holders of the senior notes, increase the principal amount of the senior notes by issuing additional senior notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional senior notes, and with the same CUSIP number as the senior notes offered hereby. The senior notes offered by this prospectus supplement and any additional senior notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture. No additional senior notes may be issued if any event of default has occurred with respect to the senior notes.

SUMMARY FINANCIAL INFORMATION

AGL Resources has provided the summary financial and other data in the tables below. On September 30, 2001, the Board of Directors of AGL Resources elected to change AGL Resources’ fiscal year end from September 30 to December 31, effective October 1, 2001. The income statement data, common stock data and other data as of and for the years ended December 31, 2003 and 2002 have been derived from AGL Resources’ audited financial statements, and such data for the twelve-month period ended December 31, 2001 and the six-month periods ended June 30, 2004 and 2003 have been derived from AGL Resources’ unaudited financial statements. In management’s opinion, the unaudited financial statements were prepared on the same basis as the audited financial statements. You should read the following financial information in conjunction with the consolidated financial statements and related notes that have been incorporated by reference in this prospectus supplement and the accompanying prospectus.

(Dollars in millions, except per share data)	Six Months Ended June 30,		Years Ended December 31,		Twelve Months Ended December 31,
	2004(1)	2003	2003	2002	2001(2)
Income Statement Data:
Operating revenues (2)	$945	$539	$984	$877	$855
Operating expenses:
Cost of gas	522	194	339	268	246
Operation and maintenance	174	142	283	274	263
Depreciation and amortization	48	45	91	89	97
Taxes other than income taxes	15	15	28	29	28

Total operating expenses	759	396	741	660	634
Gain on sale of Caroline Street campus	—	—	16	—	—

Operating income	186	143	259	217	221
Equity in earnings of SouthStar	—	24	46	27
Other income (2)	2	—	2	3	6
Donation to private foundation	—	—	(8)	—	—
Gain on sale of Utilipro	—	—	—	—	11
Interest expense	(32)	(38)	(76)	(86)	(97)
Minority Interest	(14)	—	—	—	—

Earnings before income taxes	142	129	223	161	141
Income taxes	(55)	(50)	(87)	(58)	(50)

Income before cumulative effect of change in accounting principle	87	79	136	103	91
Cumulative effect of change in accounting principle, net of taxes	—	(8)	(8)	—	—

Net income	$87	$71	$128	$103	$91

Other Data:
Capital expenditures	$104	$77	$158	$187	$173
Dividends per share	$0.57	$0.55	$1.11	$1.08	$1.08
Dividend payout ratio	42.2%	48.2%	54.7%	58.7%	64.7%

(1)	As of January 1, 2004, we consolidated all of SouthStar’s accounts with our subsidiaries’ accounts and eliminated any intercompany balances between segments in accordance with Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities.” We record Piedmont’s portion of SouthStar’s earnings as a minority interest in our condensed consolidated statements of income.
(2)	For consistency with other reported periods, we reclassified regulatory carrying charges of $8 million for the twelve months ended December 31, 2001 from other income to operating revenues.

USE OF PROCEEDS

We estimate that the net proceeds to be received from the sale of the senior notes, after deducting the underwriting discounts and our estimated offering expenses payable by us, will be approximately $             million. AGL Resources intends to use the net proceeds from the sale of the senior notes to repay approximately $             million of its short-term indebtedness, including indebtedness incurred through a commercial paper program, and for general corporate purposes. As of June 30, 2004, AGL Resources had short-term indebtedness of $161 million with an average interest rate of 1.4%. Pending application of the net proceeds as described above, we may invest the net proceeds of the offering in short-term interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the computation of AGL Resources’ consolidated ratios of earnings to fixed charges for the periods indicated:

	Six Months Ended June 30, 2004	Fiscal Years Ended December 31,		Three Months Ended December 31, 2001	Fiscal Years Ended September 30,
		2003	2002		2001	2000	1999
Ratio of earnings to fixed charges	4.84	3.57	2.69	2.31	2.31	2.42	3.13

CAPITALIZATION

The following table sets forth the capitalization of AGL Resources and its consolidated subsidiaries as of June 30, 2004 on an actual basis and on an as adjusted basis to reflect the sale of $             million of senior notes and the application of the estimated net proceeds of the offering to pay short-term obligations. This table should be read in conjunction with the detailed information and financial statements appearing in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2004
(Dollars in millions)	Actual		As Adjusted
	Amount	Percent	Amount	Percent
Short-term debt (1)	$161	7.4%
Current portion of long-term debt (1)	34	1.6
Senior and Medium Term Notes (1)	728	33.6
Notes payable to trusts	234	10.8
Common stockholders’ equity (less shares held in treasury)	1,011	46.6

	$2,168	100.0%

(1)	Proposed financing of $ million in long-term debt to pay down $161 million of short-term commercial paper. Financing proceeds in excess of outstanding commercial paper will be held as cash or cash equivalents.

DESCRIPTION OF THE SENIOR NOTES

We will issue the senior notes under the Indenture, dated as of February 20, 2001, by and among AGL Capital Corporation, as Issuer, AGL Resources, as Guarantor, and The Bank of New York, as Trustee. The Indenture is more fully described under the caption “Description of Debt Securities” in the accompanying prospectus. The following description of the particular terms of the senior notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities included in the accompanying prospectus under the caption “Description of Debt Securities.” The senior notes comprise a portion of the $1,000,000,000 aggregate principal amount of securities registered under the Securities Act of 1933, as amended.

General

The senior notes will bear interest at the annual rate stated on the cover page of this prospectus supplement. Interest will be payable on                      and                      of each year, beginning on                     , 2005. Interest on the senior notes will accrue from                     , 2004. Interest will be paid to the person in whose name a senior note is registered at the close of business on the preceding                      and                     , respectively, subject to certain exceptions. The senior notes will mature on                     , 20    .

Denominations

The senior notes will be issued in global form in denominations of $1,000 and integral multiples of $1,000.

Ranking of Senior Notes

The senior notes will rank equally in right of payment with each other and our other unsecured and unsubordinated obligations.

Issuance of Additional Senior Notes

We may, without the consent of the holders of the senior notes, increase the principal amount of the senior notes by issuing additional senior notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional senior notes, and with the same CUSIP number as the senior notes offered hereby. The senior notes offered by this prospectus supplement and any additional senior notes would rank equally and ratably and would be treated as a single class for all purposes under the Indenture. No additional senior notes may be issued if any event of default has occurred with respect to the senior notes.

Optional Redemption

We may redeem the senior notes, in whole or in part, at our option, at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the senior notes to be redeemed, or

•	as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, as defined below, plus basis points;

plus, in each case, accrued and unpaid interest on the senior notes to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) is equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the senior notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such senior notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means each of (1) J.P. Morgan Securities Inc. and one other primary U.S. Government securities dealer in New York City selected by Wachovia Capital Markets, LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealers selected by the trustee after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

We will give notice to The Depository Trust Company, or DTC, of any redemption we propose to make at least 30 days, but not more than 60 days, before the redemption date. If we redeem only some of the senior notes, it is the practice of DTC to determine by lot the amount of senior notes to be redeemed of each of its participating institutions. Notice by DTC to these participants and by participants to “street name” holders of indirect interests in the senior notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the senior notes or portions of the senior notes called for redemption.

Information Concerning the Trustee

The Bank of New York is the Trustee under the Indenture and has been appointed by the Company as the paying agent and security registrar with regard to the senior notes.

Book Entry System

The senior notes initially will be represented by one or more global securities deposited with DTC and registered in the name of DTC’s nominee. DTC will credit on its book entry registration and transfer system the accounts of persons designated by the underwriters with the respective principal amounts of the senior notes represented by the global security. Ownership of beneficial interests in a global security is limited to persons that have accounts with DTC or its nominee, or “participants,” or persons that may hold interests through participants. Ownership of beneficial interests will be shown on, and the transfer of that ownership may be effected only through, records maintained by DTC or its nominee (for interests of persons who are participants) and records maintained by participants (for interests of person who are not participants). The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Those limits and laws may impair a purchaser’s ability to transfer beneficial interests in a global security.

DTC or its nominee will be considered the sole owner or holder of the senior notes represented by a global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have senior notes represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of senior notes, and will not be considered the owners of record or holders of senior notes under the Indenture.

We will make principal and interest payments on senior notes registered in the name of DTC or its nominee to DTC or its nominee as the registered holder of the relevant global security. None of us, the Trustee, any paying agent nor the registrar for the senior notes will have any responsibility or liability for any aspect of the records relating to, or payment made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If DTC at any time is unwilling or unable to continue as a depository and we do not appoint a successor depository within 90 days, we will issue senior notes in definitive form in exchange for the entire global security. In addition, we may at any time and in our sole discretion determine not to have senior notes represented by a global security and, in such event, we will issue senior notes in definitive form in exchange for the entire global security. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of senior notes represented by such global security equal in principal amount to such beneficial interest and to have such senior notes registered in the owner’s name. Senior notes so issued in definitive form will be issued as registered senior notes in denominations of $1,000 and integral multiples thereof, unless we specify otherwise.

Holders may elect to hold their interests in the senior notes outside the United States through the accounts maintained by Clearstream Banking, Societe Anonyme, or Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Euroclear, in DTC if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Clearstream or Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Cross-market transfers between persons holding directly or indirectly through DTC participants on the one hand and Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in the global security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to DTC. Because of time-zone differences, credits of interests in the global security received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Those credits or any transactions in the global security settled during that processing will be reported to the relevant Clearstream customers or Euroclear participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of interests in global securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The information in this section concerning DTC and its book-entry system and concerning Clearstream and Euroclear and the European clearing system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated                     , 2004, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of senior notes set forth opposite the name of each underwriter:

Underwriters	Principal Amount of Senior Notes
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
Lazard Frères & Co. LLC
SunTrust Capital Markets, Inc.
Calyon Securities (USA) Inc.
Greenwich Capital Markets, Inc.

Total	$

Under the terms and conditions of the underwriting agreement, if the underwriters take any of the senior notes, then they are obligated to take and pay for all of the senior notes.

The senior notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the senior notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the senior notes.

The underwriters initially propose to offer part of the senior notes directly to the public at the offering price described on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of     % of the principal amount of the senior notes. The underwriters may allow, and any such dealer may reallow, a concession not in excess of     % of the principal amount of the senior notes to certain other dealers. After the initial offering of the senior notes, the underwriters may from time to time vary the offering price and other selling terms.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the senior notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes. Specifically, the underwriters may overallot in connection with the offering of the senior notes, creating a short position. In addition, the underwriters may bid for, and purchase, senior notes in the open market to cover short positions or to stabilize the price of the senior notes. Any of these activities may stabilize or maintain the market price of the senior notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Our expenses associated with this offering, to be paid by us, are estimated to be $            .

J.P. Morgan Securities Inc., or JPMorgan, will make the securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the securities available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

Lazard Frères & Co. LLC, or Lazard, has entered into an agreement with Mitsubishi Securities (USA), Inc., or Mitsubishi, pursuant to which Mitsubishi provides certain advisory and other services to Lazard, including services in respect of this offering. In return for the provision of such services by Mitsubishi to Lazard, Lazard will pay to Mitsubishi a mutually agreed upon fee.

In the ordinary course of their respective businesses, certain of the underwriters or their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with AGL Resources and its affiliates. They have received customary fees and commissions for these transactions.

VALIDITY OF THE SENIOR NOTES

Legal matters regarding the validity of the senior notes offered under this prospectus supplement will be passed upon on our behalf by AGL Resources’ counsel, Alston & Bird LLP, Atlanta, Georgia, and with regard to the laws of the State of Nevada, Woodburn & Wedge, Reno, Nevada. Various legal matters relating to the offering will be passed on for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Available Information

AGL Resources files reports, proxy statements and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and information regarding registrants like AGL Resources that file electronically. Reports, proxy statements and other information concerning AGL Resources may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. AGL Resources also maintains an Internet site at http://www.aglresources.com that contains information concerning AGL Resources and its affiliates. The information at AGL Resources’ Internet site is not incorporated in this prospectus supplement and the accompanying prospectus by reference, and you should not consider it a part of this prospectus supplement and the accompanying prospectus.

Incorporation by Reference

SEC rules allow AGL Resources to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that AGL Resources can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and later information that AGL Resources files with the SEC will automatically update and supersede that information. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that AGL Resources has previously filed with the SEC.

SEC Filings (File No. 001-14174)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2003

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2004 and June 30, 2004

Current Reports on Form 8-K	January 26, 2004, April 26, 2004, July 15, 2004, July 26, 2004 and September 9, 2004

AGL Resources is also incorporating by reference additional documents that it files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the termination of the offering of the senior notes.

AGL Resources will provide without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning AGL Resources at:

AGL Resources Inc.

Ten Peachtree Place

Atlanta, Georgia 30309

Attention: Investor Relations

Telephone: (404) 584-3801

P R O S P E C T U S

$1,000,000,000

AGL Resources Inc.

AGL Capital Corporation

AGL Capital Trust III

Debt Securities

Guarantee of Debt Securities

Trust Preferred Securities

Guarantee with respect to the Trust Preferred Securities

Junior Subordinated Debentures

Guarantee with respect to the Junior Subordinated Debentures

Common Stock

Preferred Stock

Preferred Stock Purchase Rights

Purchase Contracts

Guarantee of Purchase Contracts

Warrants

Guarantee of Warrants

Units

Guarantee of Units

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The securities offered in this prospectus and the applicable prospectus supplement may be offered at a fixed public offering price or at varying prices determined at the time of sale. Our common stock trades on the New York Stock Exchange under the symbol “ATG.” There is no established public trading market for any of the other securities offered in this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is May 6, 2004.

RISK FACTORS

Investing in our securities involves risk. Each time that we issue new securities, risk factors, if appropriate, will be included in the prospectus supplement relating to the new securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, the “SEC,” utilizing a shelf registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” As used in this prospectus, the terms “we,” “our,” “ours,” “us” and similar references mean AGL Resources Inc., together with its subsidiaries, including AGL Capital Trust III and AGL Capital, unless otherwise indicated.

PRINCIPAL EXECUTIVE OFFICES

The address of AGL Resources’ principal executive offices is Ten Peachtree Place, Atlanta, Georgia 30309, and its telephone number is (404) 584-4000. We maintain a website at http://www.aglresources.com where general information about us is available. We are not, however, incorporating the contents of our website into this prospectus. AGL Capital’s principal address is 2325-B Renaissance Drive, Las Vegas, Nevada 89119, and its telephone number is (702) 967-2442. AGL Capital Trust III’s registered office in the State of Delaware is c/o The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711. The principal executive office of the trust is c/o AGL Resources Inc., Ten Peachtree Place, N.E., Atlanta, Georgia 30309 (telephone number 404-584-4000).

WHERE YOU CAN FIND MORE INFORMATION

We filed a registration statement under the Securities Act of 1933 with the SEC that registers the offer and sale of the securities described in this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any information we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, who file information electronically with the SEC. The address of that site is http://www.sec.gov

You can also inspect annual, quarterly and special reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we (or our predecessors) have previously filed with the SEC. We do not incorporate by reference documents that have been “furnished” to the SEC. The incorporated documents contain important information about us and our financial condition.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed on February 6, 2004 (SEC File No. 001-14174);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on April 28, 2004 (SEC File No. 001-14174);

•	Current Report on Form 8-K filed on April 28, 2004 (SEC File No. 001-14174);

•	Current Report on Form 8-K filed on January 28, 2004 (SEC File No. 001-14174); and

•	Description of our common stock contained in Form 8-A (Item 1) dated March 6, 1996 (SEC File No. 001-11659).

We also incorporate by reference all documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering. Additionally, we incorporate by reference all documents that we may file with the SEC after the date of the filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents incorporated by reference in this prospectus from us, or from the SEC through the SEC’s Internet website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is also specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations

AGL Resources Inc.

Ten Peachtree Place, N.E.

Atlanta, Georgia 30309

Telephone: (404) 584-3801

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, the information and representations contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this prospectus and the date of the prospectus supplement, unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this registration statement prospectus supplement reflect assumptions, expectations, projections, intentions or beliefs about future events. These statements, which may relate to such matters as future earnings, growth, supply and demand, costs, subsidiary performance, new technologies, and strategic initiatives, are “forward-looking statements” within the meaning of the federal securities laws. These statements do not relate strictly to historical or current facts, and you can identify certain of these statements, but not necessarily all, by the use of the words “anticipate,” “assume,” “indicate,” “estimate,” “believe,” “predict,” “forecast,” “rely,” “expect,” “continue,” “grow” and other words of similar meaning. Although we believe that the expectations and assumptions reflected in these statements are reasonable in view of the information currently available, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	changes in industrial, commercial and residential growth in our service territories;

•	changes in price, supply and demand for natural gas and related products;

•	impact of changes in state and federal legislation and regulation, including orders of various state public service commissions and of the Federal Energy Regulatory Commission, or FERC, on the gas and electric industries and on us, including the impact of Atlanta Gas Light Company’s performance-based rate plan;

•	performance of equity and bond markets and the impact on pension funding costs;

•	effects and uncertainties of deregulation and competition, particularly in markets where prices and providers historically have been regulated, unknown issues following deregulation such as the stability of the Georgia retail gas market, and risks related to energy marketing and risk management;

•	concentration of credit risk in marketers and customers of our wholesale services segment;

•	excess high-speed network capacity, and demand for dark fiber in metropolitan network areas;

•	market acceptance of new technologies and products, as well as the adoption of new networking standards;

•	our ability to negotiate new fiber optic contracts with telecommunications providers for the provision of AGL Networks’ dark fiber services;

•	utility and energy industry consolidation;

•	the ultimate impact of the Sarbanes-Oxley Act of 2002 and any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or AGL Resources’ operations specifically;

•	the enactment of new accounting standards by the Financial Accounting Standards Board, or FASB, or the SEC that could impact the way we record revenues, assets and liabilities, which could lead to impacts on reported earnings or increases in liabilities, which in turn could affect our reported results of operations;

•	impact of acquisitions and divestitures;

•	direct or indirect effects on AGL Resources’ business, financial condition or liquidity resulting from change in its credit rating or the credit ratings of its competitors or counterparties;

•	interest rate fluctuations, financial market conditions and general economic conditions;

•	uncertainties about environmental issues and the related impact of such issues;

•	impact of changes in weather upon the temperature sensitive portions of our business;

•	impact of litigation;

•	impact of changes in prices on the margins achievable in the unregulated retail gas marketing business;

•	operating our telecommunication, conduit and fiber infrastructure; and

•	other risks described in our documents on file with the SEC.

Any forward-looking statements should be considered in light of such important factors.

New factors that could cause actual results to differ materially may emerge from time to time, and it is not possible to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update the information contained in such statement to reflect subsequent developments or information except as required by law.

AGL RESOURCES INC.

Overview

AGL Resources is an energy services holding company, headquartered in Atlanta, Georgia, whose principal business is the distribution of natural gas in Georgia, Tennessee and Virginia. AGL Resources operates three utilities which, combined, serve approximately 1.8 million end-use customers. AGL Resources is also involved in various non-utility businesses including gas asset management and producer services, leasing of telecommunications fiber within a few select metropolitan areas and retail gas marketing.

AGL Resources is a holding company with no independent business operations or source of income of its own. It conducts substantially all of its operations through its subsidiaries and, as a result, AGL Resources depends on the earnings and cash flow of and dividends or distributions from its subsidiaries to provide the funds necessary to meet its debt and contractual obligations. Furthermore, a substantial portion of AGL Resources’ consolidated assets, earnings and cash flow is derived from the operation of its regulated utility subsidiaries, whose legal authority to pay dividends or make other distributions to AGL Resources is subject to regulation.

AGL Resources’ holding company status also means that the right of AGL Resources to participate in any distribution of the assets of any of its subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries, except to the extent that the claims of AGL Resources itself as a creditor of a subsidiary may be recognized. Since this is true for AGL Resources, it is also true for the creditors of AGL Resources, including the holders of the debt securities. The right of AGL Resources’ creditors, including the holders of the debt securities, to participate in any distribution of the stock owned by AGL Resources in its regulated subsidiaries is also subject to state and federal regulation applicable to regulated utilities, such as regulation by state public service commissions and the Federal Energy Regulatory Commission and the SEC, pursuant to the Public Utility Holding Company Act of 1935, as amended.

AGL Resources manages its business in three operating segments and one non-operating segment. The following chart shows AGL Resources, its business segments and principal subsidiaries:

Distribution Operations

Distribution Operations consists of three wholly owned natural gas local distribution companies: Atlanta Gas Light Company, Chattanooga Gas Company and Virginia Natural Gas, Inc.

•	Atlanta Gas Light Company, or AGLC, is a natural gas local distribution utility with distribution systems and related facilities serving 237 cities throughout Georgia, including Atlanta, Athens, Augusta, Brunswick, Macon, Rome, Savannah and Valdosta. AGLC also has approximately 6.0 billion cubic feet, or Bcf, of liquefied natural gas, or LNG, storage capacity in three LNG plants to supplement the supply of natural gas during peak usage periods. Pursuant to the Georgia Natural Gas Competition and Deregulation Act, AGLC is designated as an “electing distribution company,” which means that AGLC is required to offer LNG peaking services to marketers at rates and on terms approved by the Georgia Public Service Commission.

•	Chattanooga Gas Company, or CGC, is a natural gas local distribution utility with distribution systems and related facilities serving 12 cities and surrounding areas in Tennessee, including the Chattanooga and Cleveland areas of Tennessee. CGC also has approximately 1.2 Bcf of LNG storage capacity in its LNG plant.

•	Virginia Natural Gas, Inc., or VNG, is a natural gas local distribution utility with distribution systems and related facilities serving 8 cities in the Hampton Roads region of southeastern Virginia. VNG owns and operates approximately 155 miles of a separate high-pressure pipeline that provides delivery of gas to customers under firm transportation agreements within the state of Virginia. VNG also has approximately 5.0 million gallons of propane storage capacity in its two propane facilities to supplement the supply of natural gas to all of its customers during peak usage periods.

Wholesale Services

Wholesale Services includes Sequent Energy Management, LP, which is AGL Resources’ gas asset management and optimization, producer services and wholesale energy marketing and risk management subsidiary. Asset optimization focuses on capturing value from idle or underutilized natural gas assets, which are typically amassed by companies via investments in or contractual rights to natural gas transportation and storage assets. Margin is typically created by participating in transactions that balance the needs of varying markets and time horizons. Sequent’s asset management customers, mainly utilities, must contract for transportation and storage services to meet their peak day demands. These customers typically contract for these services on a 365 day basis even though they may only need these services to meet their peak demands for a much shorter period. Sequent enters into agreements with these customers, either through contract assignment or agency arrangement, in order to utilize these transportation and storage services during the customers’ off-peak periods. Sequent captures margin through the optimization of the purchasing, transporting, storing and selling of the natural gas and typically either shares the profits with the customer or pays a fee to the customer for using their assets.

Sequent also contracts for its own transportation and storage services by participating in transactions that combine the natural gas commodity and transportation costs that will result in the lowest cost path to serve its markets. Sequent then seeks to optimize this value chain on a daily basis as market conditions change by evaluating all of the natural gas supply, transportation and markets to which they have access and seeks out the least-cost alternatives to serve its markets. This enables Sequent to capture locational pricing differences as they change.

Sequent also focuses on aggregating gas supply from various small and medium-sized producers located throughout the production areas of the United States. Sequent provides the natural gas producers price transparency and certain risk management services that gives the producers alternatives to the prices they can achieve for the commodity. By aggregating volumes of natural gas from these producers, Sequent is able to provide ready outlets to the producers who are interested in securing a reliable outlet for their natural gas production. Sequent captures value by being able to efficiently procure a reliable pool of natural gas at reasonable prices to service our marketing portfolio.

Energy Investments

Energy Investments includes AGL Resources’ investments in SouthStar Energy Services, LLC and AGL Networks, LLC.

•	SouthStar, a joint venture formed in 1998, markets retail natural gas and related services to industrial, commercial and residential customers, principally in Georgia. SouthStar is the largest marketer in Georgia with a market share of 38% and operates under the trade name Georgia Natural Gas. AGL Resources’ wholly-owned subsidiary, Georgia Natural Gas Company, owns a non-controlling 70% financial interest in SouthStar and a subsidiary of Piedmont Natural Gas Company owns the remaining 30% interest.

•	AGL Networks, a wholly owned subsidiary of AGL Resources, is a carrier-neutral provider, which leases telecommunications fiber to a variety of customers in the Atlanta, Georgia and Phoenix, Arizona metropolitan areas. Its customers include local, regional and national telecommunication companies, wireless service providers, educational institutions and other commercial entities. AGL Networks typically provides conduit and dark fiber to its customers under long-term lease arrangements with terms that vary from three to 20 years. In addition to conduit and dark fiber leasing, AGL Networks also offers telecommunications construction services to others.

Corporate

Corporate includes AGL Resources’ non-operating business units, principally AGL Services Company and AGL Capital. AGL Services Company is a service company that provides business services to AGL Resources’ various operations. AGL Capital provides for the ongoing financing needs of AGL Resources through a commercial paper program, the issuance of various debt and hybrid securities and other financing arrangements.

AGL CAPITAL CORPORATION

AGL Capital Corporation is a wholly owned subsidiary of AGL Resources Inc. AGL Capital was established to provide for the ongoing financing needs of AGL Resources through a commercial paper program, the issuance of various debt and hybrid securities, and other financing arrangements. All of AGL Capital’s operating expenses are allocated to AGL Resources’ operating segments in accordance with the Public Utility Holding Company Act of 1935, as amended.

AGL CAPITAL TRUST III

The trust is a statutory trust formed under Delaware law pursuant to a trust agreement executed by AGL Capital, as sponsor, The Bank of New York (Delaware), as Delaware trustee and the administrative trustees named therein, and the filing of a Certificate of Trust with the Delaware Secretary of State on August 21, 2001. In order to provide for the operation of the trust and the issuance of the trust preferred securities, the trust agreement will be amended and restated among AGL Capital, as Sponsor, The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and the administrative trustees. The trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended. The trust exists for the exclusive purposes of issuing and selling its trust preferred securities and common securities, using the proceeds from the sale of these securities to acquire junior subordinated debentures, unsecured debt obligations of AGL Capital, making distributions and engaging in only those other activities necessary, advisable or incidental to these purposes. The trust cannot borrow money, issue debt or reinvest proceeds derived from investments, mortgages or pledge any of its assets, or otherwise undertake (or permit to be undertaken) any activity that would cause the trust not to be classified for U.S. federal income tax purposes as a grantor trust. The junior subordinated debentures will be the sole assets of the trust, and payments under the junior subordinated debentures and an Agreement as to Expenses and Liabilities will be the sole revenues of the trust. AGL Capital will own all of the trust’s common securities.

The common securities will rank equal in priority, and payments will be made thereon pro rata, with the trust preferred securities, except that upon the occurrence and continuance of an event of default under the trust agreement, the rights of AGL Capital as holder of the common securities to payments in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the trust preferred securities. See “Description of Trust Preferred Securities—Subordination of Common Securities.” AGL Capital will acquire common securities in a liquidation amount, which is the face value of the common securities and will be disclosed in a prospectus supplement, equal to at least 3% of the total capital of the trust. The liquidation amount is the value of the common securities on their face and is the value recorded on the trust’s books. The trust has a term of 40 years, but may terminate earlier as provided in the trust agreement. The trust’s business and affairs are conducted by its trustees, each appointed by AGL Capital as holder of the common securities. Except as disclosed below under “Voting Rights; Amendment of the Trust Agreement,” the holder(s) of common securities will have the exclusive voting power in all matters relating to a vote of the trust’s security holders.

The trustees for the trust will be The Bank of New York, as the property trustee, The Bank of New York (Delaware), as the Delaware Trustee, and two individual trustees who are employees or officers of or affiliated with AGL Capital. The Bank of New York, as property trustee, will act as sole indenture trustee under the trust agreement. The Bank of New York will also act as indenture trustee under an indenture among AGL Capital, AGL Resources and The Bank of New York relating to the junior subordinated debentures. See “Description of Junior Subordinated Debentures.” The holder of the common securities of the trust or, if an event of default under the trust agreement has occurred and is continuing, the holders of a majority in liquidation amount of the trust preferred securities, will be entitled to appoint, remove or replace the property trustee and/or the Delaware Trustee. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights will be vested exclusively in the holder of the common securities.

The duties and obligations of each trustee are governed by the trust agreement, the Delaware Statutory Trust Act (Chapter 38 of Title 12 of the Delaware General Corporation Law, 12 Del. Code §§ 3801 et seq.) and the Trust Indenture Act of 1939. Unless otherwise disclosed in the applicable prospectus supplement, two of the trustees of the trust will be administrative trustees. The administrative trustees will be persons who are employees or officers of or otherwise affiliated with the trust. One trustee of the trust will be the property trustee. The property trustee will be a financial institution that is not affiliated with AGL Capital, as sponsor of the trust, that has a minimum amount of combined capital and surplus of or less than $50,000,000 and that will act as property trustee under the terms set forth in the applicable prospectus supplement. The property trustee will hold legal title to the debentures for the benefit of the holders of the trust preferred securities and the trust common securities. Unless otherwise disclosed in the applicable prospectus supplement, one trustee of the trust, which trustee will reside in or have its principal place of business in the State of Delaware, will be the “Delaware trustee” if required by the Delaware Business Trust Act. The Delaware trustee may be the property trustee, if it otherwise meets the requirements of applicable law. Pursuant to the trust preferred securities guarantee agreement, there will also be a guarantee trustee that holds the preferred securities guarantee for the benefit of the holders of the trust preferred securities. Pursuant to the trust agreement and the indenture relating to the junior subordinated debentures, AGL Capital will pay all fees, expenses, debts and obligations (other than the trust securities) related to the trust and the offering of the trust preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the trust. The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are as set forth in the declaration of trust, the Delaware Statutory Trust Act and the Trust Indenture Act. See “Description of Trust Preferred Securities.”

FINANCIAL STATEMENTS OF THE TRUST AND ACCOUNTING TREATMENT

If the trust issues and sells the trust securities, the financial statements of the trust are not expected to be consolidated with AGL Resources’ financial statements, with amounts payable to the trust classified as “notes payable to trusts.” There are no separate financial statements of the trust in this prospectus. We do not believe such financial statements would be helpful because:

•	The trust is a wholly-owned subsidiary of AGL Capital or AGL Resources, which currently files consolidated financial information under the Exchange Act.

•	The trust does not have any independent operations other than issuing the trust preferred securities and common securities and purchasing the junior subordinated debentures.

•	The obligations of AGL Capital and AGL Resources under the junior subordinated debentures and trust preferred securities guarantee have the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the trust preferred securities. In the event that the trust fails to pay distributions on the trust preferred securities due to a failure of AGL Capital to pay interest or principal on the junior subordinated debentures, pursuant to the trust preferred securities guarantee, a holder of the trust preferred securities may institute a proceeding directly against AGL Capital or AGL Resources for enforcement of AGL Capital’s payment obligations to such holder on the junior subordinated debentures.

The trust is not, and will not become, subject to the information reporting requirements of the Securities Exchange Act.

USE OF PROCEEDS

Unless the prospectus supplement indicates otherwise, the net proceeds we receive from the sale of the securities described in this prospectus will be used for general corporate purposes, which may include financing future acquisitions, reducing outstanding short-term debt obligations (including debt incurred through our commercial paper program), financing the development and construction of new facilities, additions to working capital, reductions of the indebtedness of our subsidiaries, and financing of capital expenditures. We may invest funds not immediately required for such purposes in short-term investment grade securities. The amount and timing of sales of the securities described in this prospectus will depend on market conditions and the availability to us of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated:

	Quarter Ended March 31, 2003	Fiscal Year Ended December 31, 2003	Fiscal Year Ended December 31, 2002	Quarter Ended December 31, 2001	Fiscal Years Ended September 30,
					2001	2000	1999
Ratio of Earnings to Fixed Charges	6.77	3.57	2.69	2.31	2.31	2.42	3.13

DESCRIPTION OF DEBT SECURITIES

The debt securities and related guarantees will be issued by AGL Capital under an indenture dated as of February 20, 2001, as supplemented and modified, as necessary, among AGL Capital, AGL Resources and The Bank of New York, as trustee. The indenture provides for the issuance from time to time of debt securities in an unlimited dollar amount and an unlimited number of series. The debt securities will be guaranteed by AGL Resources under the guarantees described below.

The following description of the terms of the debt securities and the guarantees summarizes the material terms that will apply to the debt securities and the guarantees. The description is not complete, and we refer you to the indenture, a copy of which is an exhibit to the registration statement of which this prospectus is a part. For your reference, in several cases below, we have noted the section in the indenture that the paragraph summarizes. The referenced section of the indenture and the definitions of capitalized terms are incorporated by reference in the following summary.

Prospective purchasers of debt securities should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. Debt securities may be issued as Original Issue Discount Securities (as defined below). The special United States federal income tax and other considerations applicable to Original Issue Discount Securities will be described in detail in the applicable prospectus supplement or term sheet relating to an issue of such debt securities. “Original Issue Discount Security” generally means any debt security that (i) is issued at a price lower than its principal amount, (ii) does not require the payment of interest in cash or property (other than debt instruments of the issuer) at least annually throughout the term of the debt security or (iii) provides for interest that is below market rates. An Original Issue Discount Security provides that, upon acceleration of its maturity, an amount less than its principal amount will become due and payable. If a debt security is an Original Issue Discount Security, a portion of its principal amount may be treated as original issue discount. A holder of an Original Issue Discount Security generally must accrue original issue discount over the life of the debt security and generally is taxable on such accrued original issue discount as ordinary income similar to interest even if such holder is on the cash method of accounting. This means that a holder of an Original Issue Discount Security may be required to report and pay tax on original issue discount income before such holder receives the cash that corresponds to that income.

General

The indenture does not limit the aggregate principal amount of the debt securities that may be issued thereunder and provides that the debt securities may be issued from time to time in series. The debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness, unless otherwise provided in a prospectus supplement.

The prospectus supplement and any related pricing supplement will describe certain terms of the offered debt securities, including:

•	the title of the offered debt securities;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the person or persons to whom interest on the offered debt securities shall be payable on any interest payment date if other than the person in whose name the offered debt security is registered on the regular record date;

•	the date or dates on which the principal of the offered debt securities is payable;

•	the rate or rates (or manner in which interest is to be determined) at which the offered debt securities will bear interest, if any, and the date from which such interest, if any, will accrue and the regular record date for the interest payable on the offered debt securities on any interest payment date;

•	the periods within which, the prices at which and the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem or purchase the offered debt securities pursuant to any sinking fund or at the option of the holder and the price or prices at which and the terms and conditions upon which such offered debt securities will be redeemed or purchased;

•	whether the offered debt securities are to be issued in whole or in part in the form of one or more global notes and, if so, the identity of the depositary for such global notes; and

•	any events of default (in addition to those specified in the indenture) or other terms and conditions with respect to the offered debt securities that are not inconsistent with the terms of the indenture.

Unless otherwise provided in the prospectus supplement or a pricing supplement, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof.

One or more series of debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which, at the time of issuance, is below market rates) to be sold at a substantial discount below their stated principal amount. Special federal income tax and other considerations applicable thereto will be described in the prospectus supplement relating thereto.

The indenture provides that all debt securities of any one series need not be issued at the same time and that we may, from time to time, issue additional debt securities of a previously issued series. In addition, the indenture provides that we may issue debt securities with terms different from those of any other series of debt securities and, within a series of debt securities, terms, such as interest rate or manner in which interest is calculated, original issue date, redemption provisions and maturity date, may differ.

Payment of Notes; Transfers; Exchanges

Except as may be provided in the applicable prospectus supplement, interest, if any, on each debt security payable on each interest payment date will be paid to the person in whose name such debt security is registered as of the close of business on the regular record date relating to such interest payment date. However, if there has been a default in the payment of interest on any debt security, such defaulted interest may be payable to the holder of such debt security as of the close of business on a date selected by the trustee not more than 15 days and not less than 10 days prior to the date we propose for payment of such defaulted interest. (See Section 307.)

Principal of, and premium and interest, if any, on the debt securities will be payable at the office of the trustee designated for such purpose or at any paying agency we maintain for such purpose. We may appoint one or more paying agents and may remove any paying agent, all in our discretion. The applicable prospectus supplement will identify any paying agent appointed.

The transfer of the debt securities may be registered, and the debt securities may be exchanged for other debt securities of authorized denominations and of like tenor and aggregate principal amount at the office of the trustee designated for such purpose or at any paying agency we maintain for such purpose. We may appoint one or more additional security registrars or transfer agents and may remove any security registrar or transfer agent, all in our discretion. The applicable prospectus supplement will identify any additional security registrar or transfer agent appointed.

No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We will not be required:

•	to issue, register the transfer of or exchange debt securities during the period of 15 days prior to giving any notice of redemption or

•	to issue, register the transfer of or exchange any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

Redemption

Any terms for the optional or mandatory redemption of the offered debt securities will be set forth in the applicable prospectus supplement. In accordance with the terms of the indenture, debt securities will be redeemable only upon notice, by mail, not less than 30 nor more than 60 days prior to the date fixed for redemption and, if less than all of the debt securities of any series are to be redeemed, the particular debt securities will be selected by the security registrar by such method as the trustee deems fair and appropriate. (See Sections 403 and 404.)

Any notice of optional redemption may state that such redemption shall be conditional upon the receipt by the trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium and interest, if any, on such debt securities and that if such money has not been so received, such notice will be of no force or effect and we will not be required to redeem such debt securities. (See Section 404.)

Events of Default

The following are events of default under the indenture with respect to debt securities of any series:

•	failure to pay any interest on any debt security within 30 days after the same becomes due and payable;

•	failure to pay principal of or any premium on any debt security within three (3) business days of when due;

•	failure to perform, or breach of, any other covenant or warranty in the indenture (other than a covenant or warranty included in the indenture solely for the benefit of one or more series of debt securities other than that series), continued for 90 days after written notice to us by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities to us and the trustee as provided in the indenture;

•	certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization; and

•	any other event of default provided with respect to the debt securities of that series. (See Section 801.)

No event of default with respect to the debt securities of one series necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indenture.

If an event of default other than certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization occurs and is continuing, either the trustee or the holders of at least 33% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the outstanding debt securities of that series to be due and payable immediately; provided, however, that if such an event of default occurs and is continuing with respect to more than one series of debt securities, the trustee or the holders of not less than 33% in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the debt securities of any of such series. (See Section 802.)

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of the debt securities of that series, waive any past default under the indenture with respect to the debt securities of that series, except a default in the payment of principal or premium or interest, if any, or in respect of a provision of the indenture which cannot be amended or modified without the consent of the holder of each outstanding debt security of the series affected. (See Section 813.)

Remedies

At any time after the declaration of acceleration with respect to the debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the event or events of default giving rise to such declaration of acceleration shall, without further act, be deemed to have been waived, and such declaration and its consequences shall, without further act, be deemed to have been rescinded and annulled if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

(1)	all overdue interest on all debt securities of such series;

(2)	the principal of and premium, if any, on any debt securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed hereof in such debt securities;

(3)	to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such debt securities;

(4)	all amounts due to the trustee under the indenture; and

•	any other event or events of default with respect to the debt securities of such series, other than the nonpayment of the principal of the debt securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. (See Section 802.)

The indenture provides that, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee and subject to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one of such series; and provided, further, that:

•	such direction will not be in conflict with any rule of law or with the indenture and would not involve the trustee in personal liability in circumstances where reasonable indemnity could not be adequate and

•	the trustee may take any other action it deems proper which is not inconsistent with such direction. (See Section 812.)

The right of a holder of any debt security of such series to institute a proceeding with respect to the indenture is subject to the following conditions precedent:

•	the holder shall have previously given written notice to the trustee of a continuing event of default;

•	the holders of not less than a majority in aggregate principal amount of the outstanding securities of all series in respect to which an event of default shall have occurred and be continuing shall have made a written request to the trustee to institute proceedings in respect of the event of default;

•	the holders shall have offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such proceedings; and

•	the trustee shall have not received direction inconsistent with the written request during the 60 day period by the holders of a majority in aggregate principal amount of the outstanding securities of all series in respect of which an event of default shall have occurred. (See Section 807.)

However, each holder has an absolute right to receive payment of principal and premium and interest, if any, when due and to institute suit for the enforcement of any such payment. (See Section 808.) The indenture provides that the trustee, within 90 days after the occurrence of any default thereunder with respect to the debt securities of a series, is required to give the holders of the indenture securities of such series notice of any default known to it, unless cured or waived; provided, however, that, except in the case of a default in the payment of principal of or premium or interest, if any, on any debt securities of such series, the trustee may withhold such notice if the trustee determines that it is in the interest of such holders to do so; and provided, further, that in the case of an event of default of the character specified above in the third bullet point under “Events of Default,” no such notice shall be given to such holders until at least 75 days after the occurrence thereof. (See Section 902.)

The indenture requires us to annually furnish to the trustee a statement as to our performance of certain obligations and as to any default in such performance. The indenture also requires us to notify the trustee of any event of default within ten days after certain of our officers obtain actual knowledge thereof. (See Section 606.)

Modification, Waiver and Amendment

Certain modifications and amendments of the indenture may be made by us and the trustee without the consent of the holders, including those which:

•	evidence the assumption by any of our successors of our obligations under the indenture or with respect to the debt securities;

•	add to our covenants or surrender any of our rights under the indenture;

•	add any events of default, in addition to those specified in the indenture, with respect to any series of outstanding debt securities;

•	change or eliminate any provision of the indenture or add any new provision to the indenture; provided, however, that if such change, elimination or addition will adversely affect the interests of holders of debt securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when there is no debt security of such series remaining outstanding under the indenture;

•	provide collateral security for the debt securities;

•	establish the form or terms of debt securities of any series;

•	evidence the appointment of a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the indenture by more than one trustee;

•	provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of debt securities;

•	subject to certain conditions, change the place where debt securities may be transferred, exchanged or paid; or

•	cure any ambiguity or inconsistency or make any other provisions with respect to matters and questions arising under the indenture, provided such provisions shall not adversely affect the interests of the holders of debt securities of any series in any material respect. (See Section 1201.)

Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended, is amended after the date of the indenture to require changes to the indenture or the incorporation therein of additional provisions or permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, are required by the Trust Indenture Act to be contained in the indenture, the trustee and we may, without the consent of any holders, enter into one or more supplemental indentures to effect or reflect any such change, incorporation or elimination.

Modifications and amendments of the indenture may be made by the trustee and us with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series then outstanding under the indenture and affected by such modification or amendment, considered as one class; provided, however, that no such modification or amendment may, without the consent of the holders of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest, if any, on, any debt security;

•	reduce the principal amount of, or premium or interest, if any, on, any debt security;

•	reduce the amount of principal of an original issue discount debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any principal of, or premium or interest, if any, on, any debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	reduce the requirements for quorum or voting; or

•	amend provisions of the indenture relating to waivers of covenants affecting the amount of securities that may be authenticated and delivered, waivers of past defaults and supplemental indentures requiring the consent of the holders.

A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of any other debt securities. (See Section 1202.)

Covenants; Consolidation, Merger and Sale of Assets

We will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all of our properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order and will cause (or with respect to property owned in common with others make reasonable effort to cause) all necessary repairs, renewals, replacements, betterments and improvements thereof to be made, all as, in our judgment, may be necessary so that our business may be properly conducted; provided, however, that the foregoing will not prevent us from discontinuing, or causing the discontinuance of, the operation and maintenance of any of our properties if such discontinuance is, in our judgment, desirable in the conduct of our business and will not adversely affect the interests of the holders of debt securities of any series in any material respect. (See Section 605.)

Subject to the provisions described in the next paragraph, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence and rights (charter and statutory) and our franchises; provided, however, that we will not be required to preserve any such right or franchise if, in our judgment, preservation thereof is no longer desirable in the conduct of our business and the failure to preserve any such right or franchise will not adversely affect the interests of the holders of debt securities of any series in any material respect. (See Section 604.)

We may, without the consent of the holders of any of the outstanding debt securities under the indenture, merge into, consolidate with, or sell, lease or convey all or substantially all of our assets to a successor company organized under the laws of the United States, any state thereof or the District of Columbia, provided, however, that such successor company assumes our obligations on the debt securities and under the indenture, that after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both would become an event of default, will have occurred and be continuing, and that we will have delivered to the trustee an opinion of counsel and an officer’s certificate as provided in the indenture. (See Section 1101.) The term “substantially all” when used in reference to the sale, lease or conveyance of our assets has not been interpreted under governing law to represent a specific quantitative test as applied to us and, as a consequence, holders may not be able to determine when we have entered into a transaction that sells, leases or conveys substantially all of our assets. As a result of this uncertainty, it may be difficult for the holders to determine whether such sale, lease or conveyance has occurred and whether to declare an event of default and exercise acceleration rights. Further, there could be a disagreement between the holders and us over whether such a sale, lease or conveyance of our assets qualifies as substantially all of our assets. To the extent that the holders elect to exercise their rights under the indenture resulting from what the holders deem to be a sale, lease or conveyance of substantially all of our assets and we contest such an election, there can be no assurances as to how a court would interpret the meaning of substantially all of our assets.

Satisfaction and Discharge

We may terminate our obligations (except for certain specified surviving obligations described below) under the indenture with respect to debt securities of any series on the terms and subject to the conditions contained in the indenture, by depositing in trust with the trustee cash or eligible obligations (as defined below) (or a combination thereof) sufficient to pay the principal of and premium and interest, if any, due and to become due on the debt securities of such series on or prior to their maturity or redemption date in accordance with the terms of the indenture and such debt securities. (See Section 701.)

The indenture, with respect to any and all series of debt securities (except for certain specified surviving obligations) will be discharged and cancelled upon the satisfaction of certain conditions, including:

•	the payment in full of the principal of (and premium, if any) and interest on all of the debt securities of such series or the deposit with the trustee of an amount in cash or eligible obligations (or a combination thereof) sufficient for such payment or redemption, in accordance with the indenture;

•	the payment by us of all other sums required under the indenture; and

•	the delivery of a certificate by us to the trustee stating that all conditions relating to the satisfaction and discharge of the indenture have been complied with. (See Section 702.)

Eligible obligations include:

•	with respect to debt securities denominated in United States dollars, government obligations (which include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof); and

•	with respect to debt securities denominated in a currency other than United States Dollars or in a composite currency, such other obligations or instruments as shall be specified with respect to such debt securities, as contemplated by the indenture.

Notwithstanding the satisfaction and discharge of our obligations under the indenture as described above, the following obligations of the Company and the trustee in respect of our debt securities shall survive:

•	the obligation to execute, authenticate and deliver temporary securities (Section 304.);

•	the obligation to maintain a security register to provide for the registration of the debt securities and the registration of their transfer and exchange (Section 305.);

•	the obligation to execute, authenticate and deliver debt securities in exchange for mutilated securities surrendered to the trustee or in exchange for lost and stolen debt securities (Section 305.);

•	the obligation to requirement to proper notice of redemption (Section 404.);

•	the obligation to give notice of a sinking fund payment date for the debt securities (Section 503.);

•	the obligation to maintain an office or agency where the debt securities may be surrendered for registration of transfer or exchange and where notices and demands to or from the Company may be served (Section 602.);

•	the obligation for money for debt securities payments to be held in trust (Section 603.);

•	obligations regarding satisfaction and discharge of the debt securities and the indenture and the application of trust money (Article Seven);

•	obligations regarding compensation and reimbursement and indemnification of the trustee (Section 907.); and

•	the obligation of the trustee relating to the appointment of an authenticating agent (Section 914).

In order to terminate our obligations in respect of any series of debt securities, we must deliver to the trustee an opinion of counsel to the effect that the holders of that series of securities will not recognize income, gain or loss for federal income tax purposes as a result.

For federal income tax purposes, any deposit contemplated by the first two paragraphs of this section may be treated as a taxable exchange of the related debt securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of such debt securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their debt securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be different from the amount that would be includable in the absence of such deposit. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of such deposit.

Governing Law

The debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Description of the Guarantees

AGL Resources will fully and unconditionally guarantee to each holder of debt securities and to the trustee and its successors the due and punctual payment of the principal of and premium, if any, and interest, if any, on the debt securities. The guarantees apply whether the payment is due at the maturity date of the debt securities, on an interest payment date, or as a result of acceleration, an offer to purchase or otherwise. The guarantees include payment of interest on the overdue principal of and interest, if any, on the debt securities (if lawful) and all other obligations of the Issuer under the indenture.

The guarantees will remain valid even if the indenture is found to be invalid. AGL Resources is obligated under the guarantees to pay any guaranteed amount immediately after AGL Capital’s failure to do so.

Concerning the Trustee

The indenture and Section 311 of the Trust Indenture Act contain limitations on the right of the trustee, should it become our creditor, to obtain payment of claims, or to realize on property received in respect of any such claim as security or otherwise in cases where the trustee is, or has become, our direct or indirect creditor within three months prior to or subsequent to an event of default. In such cases, unless and until such event of default is cured, the trustee must set apart and hold as a special account for the benefit of the trustee and the holders of the debt securities, an amount equal any and all reductions in the amount due and owing to the trustee as a creditor calculated after the beginning of the three month period; and all property received by the trustee in respect of any claim as a creditor after the beginning of the three month period, or an amount equal to the proceeds of any such property, if the property has been disposed of. The trustee will be permitted to engage in other transactions with us; provided, however, that if the trustee acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture provides that, in case an event of default shall occur and be continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its power.

DESCRIPTION OF TRUST PREFERRED SECURITIES

General

The trust preferred securities will be issued pursuant to the terms of a trust agreement and represent preferred undivided beneficial interests in the assets of the trust. The holders of the trust preferred securities will be entitled to a preference over the holders of the trust’s common securities in certain circumstances with respect to Distributions and amounts payable on redemption of the trust preferred securities or liquidation of the trust. See “—Subordination of Common Securities.” The trust agreement will be qualified under the Trust Indenture Act. The following description is a summary of the material aspects of the trust preferred securities, the common securities and the trust agreement.

The trust agreement authorizes the trustees, on behalf of the trust, to issue trust preferred securities, which represent preferred undivided beneficial interests in the assets of the trust, and common securities, which represent common undivided beneficial interests in the assets of the trust. All of the common securities will be owned by AGL Capital. The face value, or liquidation amount, for the trust preferred securities will be limited to a certain dollar amount established at the time that the specific trust preferred securities are authorized. The trust preferred securities will rank equal in priority, and payments will be made thereon pro rata, with the common securities except as described under “—Subordination of Common Securities.” Legal title to the junior subordinated debentures will be held by the property trustee in trust for the benefit of the holders of the trust preferred securities and common securities. The trust preferred guarantee will not guarantee payment of distributions or amounts payable on redemption of the trust preferred securities or liquidation of the trust when the trust does not have funds on hand legally available for such payments. See “Description of Trust Preferred Guarantee.”

Distributions

Distributions on the trust preferred securities will be cumulative and will be payable on the dates payable to the extent the trust has funds available for the payment of distributions. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which distributions are payable on the trust preferred securities is not a business day, payment of the distribution payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect to any such delay), in each case with the same force and effect as if made on such date. A “business day” means any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York, New York or Atlanta, Georgia are authorized or required by law or executive order to remain closed.

So long as no debenture event of default shall have occurred and be continuing, AGL Capital will have the right under the indenture to defer the payment of interest on the junior subordinated debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each such extended interest payment period, provided that no extended interest payment period may extend beyond the stated maturity date. Upon any election, quarterly distributions on the trust preferred securities will be deferred by the trust during the extended interest payment period. Distributions to which holders of the trust preferred securities are entitled during the extended interest payment period will accumulate additional distributions at a specific rate per annum, compounded quarterly from the relevant distribution date. The term “Distributions,” as used herein, shall include any such additional distributions.

Prior to the termination of any extended interest payment period, AGL Capital may further extend such extended interest payment period, provided that such extension does not cause the extended interest payment period to exceed 20 consecutive quarters or to extend beyond the stated maturity date. Upon the termination of any extended interest payment period and the payment of all amounts then due, and subject to the foregoing limitations, AGL Capital may elect to begin a new extended interest payment period. AGL Capital must give the property trustee, the administrative trustees and the debenture trustee notice of its election of an extended interest payment period at least one business day prior to the earlier of (i) the date the distributions on the trust preferred securities would have been payable except for the election to begin an extended interest payment period or (ii) the date the administrative trustees are required to give notice to any securities exchange or quotation system or to holders of such trust preferred securities of the record date or the date such distributions are payable but in any event not less than one business day prior to such record date. There is no limitation on the number of times that AGL Capital may elect to begin an extended interest payment period. See “Description of Junior Subordinated Debentures—Option to Extend Interest Payment Date” and “Certain Federal Income Tax Consequences—Interest Income and Original Issue Discount.”

During any extended interest payment period, neither AGL Resources nor AGL Capital may:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock (which includes common and preferred stock);

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of its debt securities that rank equal in priority with or junior in right of payment to, with respect to AGL Capital, the junior subordinated debentures or with respect to AGL Resources, debt that is subordinated to its senior indebtedness; or

•	make any guarantee payments with respect to any guarantee of the debt securities of any of their respective subsidiaries if such guarantees rank equal in priority with or junior in right of payment to, with respect to AGL Capital, the junior subordinated debentures or with respect to AGL Resources, debt that is subordinated to its senior indebtedness (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock, (b) any declaration of a dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the trust preferred guarantee and the junior subordinated debenture guarantee, (d) the purchase of fractional shares resulting from a reclassification of capital stock or the exchange or conversion of one class, or series of capital stock for another class or series of capital stock, and (e) the purchase of fractional interests in shares of capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged).

Although AGL Capital may in the future exercise its option to defer payments of interest on the junior subordinated debentures, AGL Capital has no such current intention.

The revenue of the trust available for distribution to holders of the trust preferred securities and common securities will be limited to payments under the junior subordinated debentures in which the trust will invest the proceeds from the issuance and sale of the trust preferred securities. See “Description of Junior Subordinated Debentures—General.” If AGL Capital does not make interest payments on the junior subordinated debentures, the trust will not have funds available to pay distributions on the trust preferred securities and common securities. AGL Resources will guarantee on a junior subordinated basis the payment of the principal (and premium, if any) and interest on the junior subordinated debentures, except that no payment of interest will be made under the debenture guarantee for any period during which AGL Capital has exercised its right to defer interest payments on the junior subordinated debentures.

Redemption

Upon the repayment on the stated maturity date or prepayment prior to the stated maturity date of the junior subordinated debentures, the proceeds from such repayment or prepayment shall be applied by the property trustee to redeem a like amount (as defined below) of the trust securities, upon not less than 10 nor more than 60 days’ notice of a date of redemption, at the applicable redemption price, which shall be equal to:

•	in the case of the repayment of the junior subordinated debentures on the stated maturity date, the maturity redemption price (equal to the principal of, and accrued interest on, the junior subordinated debentures);

•	in the case of the optional prepayment of the junior subordinated debentures prior to a date to be specified in the trust agreement upon the occurrence and continuation of a tax event or an investment company act Event, the special event redemption price (equal to the special event prepayment price in respect of the junior subordinated debentures); and

•	in the case of the optional prepayment of the junior subordinated debentures on or after a date to be specified in the trust agreement, the optional redemption price (equal to the optional prepayment price in respect of the junior subordinated debentures). See “Description of Junior Subordinated Debentures—Optional Prepayment” and “—Special Event Prepayment.”

“Like amount” means:

•	with respect to a redemption of the trust preferred securities, trust preferred securities having a liquidation amount equal to the principal amount of junior subordinated debentures to be paid in accordance with their terms and

•	with respect to a distribution of junior subordinated debentures upon the liquidation of the trust, junior subordinated debentures having a principal amount equal to the liquidation amount of the trust preferred securities of the holder to whom such junior subordinated debentures are distributed.

The trust preferred securities and the common securities will be mandatorily redeemed in whole (but not in part) in the event that AGL Capital redeems the junior subordinated debentures in whole (but not in part). For information regarding AGL Capital’s special redemption rights relating to the junior subordinated debentures, please see “Description of Junior Subordinated Debentures—Special Event Redemption.”

Redemption Procedures

If applicable, trust preferred securities shall be redeemed at the applicable redemption price with the proceeds from the contemporaneous repayment or prepayment of the junior subordinated debentures. Any redemption of trust preferred securities shall be made and the applicable redemption price shall be payable on the redemption date only to the extent that the trust has funds legally available for the payment of such applicable redemption price.

If the trust gives a notice of redemption in respect of the trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available, with respect to the trust preferred securities held by DTC or its nominees, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price. See “—Form, Denomination, Book-Entry Procedures and Transfer.” With respect to the trust preferred securities held in certificated form, the property trustee, to the extent funds are legally available, will irrevocably deposit with the paying agent for the trust preferred securities funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders thereof upon surrender of their certificates evidencing the trust preferred securities. See “—Payment and Paying Agency.” Notwithstanding the foregoing, distributions payable on or prior to the redemption date shall be payable to the holders of such trust preferred securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the trust preferred securities will cease, except the right of the holders of the trust preferred securities to receive the applicable redemption price, but without interest on such redemption price, and the trust preferred securities will cease to be outstanding. In the event that any redemption date of trust preferred securities is not a business day, then the applicable redemption price payable on such date will be paid on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day. In the event that payment of the applicable redemption price is improperly withheld or refused and not paid either by the trust or by AGL Resources pursuant to the trust preferred guarantee as described under “Description of Trust Preferred Guarantee,” distributions on trust preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the trust to the date such applicable redemption price is actually paid, in which case the actual payment date will be the redemption date for purposes of calculating the applicable redemption price.

Subject to applicable law (including, without limitation, United States federal securities law), we may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

Notice of any redemption will be mailed at least 10 days but not more than 60 days prior to the redemption date to each holder of trust preferred securities at its registered address. Unless AGL Resources defaults in payment of the applicable prepayment price on, or in the repayment of, the junior subordinated debentures, on and after the redemption date distributions will cease to accrue on the trust preferred securities called for redemption.

Liquidation of the Trust and Distribution of Junior Subordinated Debentures

AGL Capital will have the right at any time to terminate the trust and cause the junior subordinated debentures to be distributed to the holders of the trust securities in liquidation of the trust. Such right is subject to AGL Capital having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of trust preferred securities.

The trust shall automatically terminate upon the first to occur of:

•	certain events of bankruptcy, dissolution or liquidation of AGL Capital;

•	the distribution of a like amount of the junior subordinated debentures to the holders of the trust preferred securities, if AGL Capital, as sponsor, has given written direction to the Property Trustee to terminate the trust (which direction is optional and, except as described above, wholly within the discretion of AGL Capital, as sponsor);

•	redemption of all of the trust preferred securities as described under “—Redemption;”

•	expiration of the term of the trust; and

•	the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

If a termination occurs as described in the first, second, fourth or fifth bullet point above, the trust shall be liquidated by the Trustees as soon as practicable after the receipt of any required regulatory approval by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of the trust preferred securities a like amount of the junior subordinated debentures, unless such distribution is determined by the Property Trustee not to be practicable, in which event such holders will be entitled to receive out of the assets of the trust legally available for distribution to holders, after satisfaction of liabilities to creditors of the trust as provided by applicable law, cash in an amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment. If such liquidation distribution can be paid only in part because the trust has insufficient assets on hand legally available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust preferred securities and the common securities shall be paid on a pro rata basis, except that if a debenture event of default has occurred and is continuing, the trust preferred securities shall have a priority over the common securities. See “—Subordination of Common Securities.”

After the liquidation date is fixed for any distribution of junior subordinated debentures to holders of the trust preferred securities:

•	the trust preferred securities will no longer be deemed to be outstanding;

•	each registered global certificate, if any, representing trust preferred securities and held by DTC or its nominee will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon such distribution; and

•	any certificates representing trust preferred securities not held by DTC or its nominee will be deemed to represent junior subordinated debentures having a principal amount equal to the liquidation amount of such trust preferred securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on such trust preferred securities until such certificates are presented to the administrative trustees or their agent for cancellation, whereupon AGL Capital will issue to such holder, and the debenture trustee will authenticate, a certificate representing such junior subordinated debentures.

There can be no assurance as to the market prices for the trust preferred securities or the junior subordinated debentures that may be distributed in exchange for the trust preferred securities if a dissolution and liquidation of the trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, or the junior subordinated debentures that the investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the trust preferred securities offered hereby.

Subordination of Common Securities

Payment of distributions on, and the redemption price of, the trust preferred securities and common securities, as applicable, shall be made pro rata based on the liquidation amount of the trust preferred securities and common securities; provided, however, that if on any distribution date or redemption date an Event of Default shall have occurred and be continuing, no payment of any distribution on, or applicable redemption price of, any of the common securities, and no other payment on account of the redemption, liquidation or other acquisition of the common securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding trust preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the applicable redemption price the full amount of such redemption price, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust preferred securities then due and payable.

In the case of any event of default, AGL Capital as holder of the common securities will be deemed to have waived any right to act with respect to such Event of Default until the effect of such event of default shall have been cured, waived or otherwise eliminated. Until any such event of default has been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the trust preferred securities and not on behalf of AGL Capital as holder of the common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Events of Default; Notice

The occurrence of a Debenture Event of Default (see “Description of Junior Subordinated Debentures—Junior Subordinated Debenture Events of Default”) constitutes an “event of default” under the trust agreement.

We refer to such an event as a “Trust Enforcement Event.” In addition, the following constitutes an event of default under the trust agreement:

•	default by the trust or the property trustee in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of 30 days;

•	default by the trust or the property trustee in the payment of any redemption price of any trust preferred security when it becomes due and payable; or

•	default in the performance, or breach, in any material respect, of any other covenant or warranty of the trustees in the declaration of trust, and continuation of such default or breach for a period of 90 days after notice to the defaulting trustee or trustees.

Within 90 days after the occurrence of any event of default actually known to the property trustee, the property trustee shall transmit notice of such event of default to the holders of the trust preferred securities, the administrative trustees and AGL Capital, as sponsor, unless such event of default shall have been cured or waived.

If a debenture event of default has occurred and is continuing, the trust preferred securities shall have a preference over the common securities as described under “—Liquidation of the Trust and Distribution of Junior Subordinated Debentures” and “—Subordination of Common Securities.”

For more information on events of default under the indenture, see “Description of Junior Subordinated Debentures—Junior Subordinated Debentures Events of Default.” Upon the occurrence and continuance of a trust enforcement event, the property trustee, as the sole holder of the junior subordinated debentures, will have the right under the indenture to declare the principal amount of the junior subordinated debentures due and payable.

If the property trustee fails to enforce its rights under the junior subordinated debentures, the holders of trust preferred securities may, to the extent permitted by applicable law, institute a legal proceeding against AGL Capital to enforce the property trustee’s rights under the junior subordinated debentures and the indenture without first instituting legal proceedings against the property trustee or any other person. In addition, if a trust enforcement event is due to AGL Capital’s failure to pay interest or principal on the junior subordinated debentures when due, then the registered holder of trust preferred securities may institute a direct action on or after the due date directly against AGL Capital for enforcement of payment to that holder of the principal of or interest on the junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder’s trust preferred securities. In connection with such a direct action, we will have the right to set off any payment to that holder by us.

Removal of Trustees

Unless a debenture event of default shall have occurred and be continuing, any trustee may be removed at any time by the holders of the common securities. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding trust preferred securities. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in AGL Capital as the holder of the common securities. No resignation or removal of a property trustee or a Delaware trustee and no appointment of a successor trustee shall be effective until a written acceptance of appointment has been executed by the successor trustee and delivered to the administrative trustees and AGL Capital, as sponsor, in accordance with the provisions of the trust agreement.

Merger or Consolidation of Trustees

Any corporation into which the property trustee or the Delaware trustee or any administrative trustee that is not a natural person, may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Delaware or property trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Delaware or property trustee, shall be the successor of such Delaware or property trustee under the trust agreement, provided such corporation shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other person, except as described below. The trust may, at the request of AGL Capital, as sponsor, with the consent of the administrative trustees but without the consent of the holders of the trust preferred securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, a trust organized as such under the laws of any State; provided, that:

•	such successor entity either (a) expressly assumes all of the obligations of the trust with respect to the trust preferred securities or (b) substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities so long as the successor securities rank the same as the trust preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	AGL Capital expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the junior subordinated debentures;

•	the trust preferred securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange, quotation system or other organization on which the trust preferred securities are then listed or quoted, if any;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities (including any successor securities) to be downgraded by any nationally recognized statistical rating organization;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the rust preferred securities (including any successor securities) in any material respect;

•	such successor entity has a purpose identical to that of the trust;

•	prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, AGL Capital has received an opinion from independent counsel to the trust experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

•	AGL Resources, AGL Capital or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, the trust shall not, except with the consent of holders of 100% in liquidation amount of the trust preferred securities, consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes. The term “substantially as an entirety” in reference to the conveyance, transfer or lease of our properties and assets has not been interpreted under governing law to represent a specific quantitative test as applied to us and, as a consequence, holders may not be able to determine when we have entered into a transaction that conveys, transfers or leases our properties and assets substantially as an entirety. As a result of this uncertainty, it may be difficult for the holders to determine whether such conveyance, transfer or lease has occurred and whether to declare an event of default. Further, there could be a disagreement between the holders and us over whether such a conveyance, transfer or lease of our properties and assets reaches the threshold of “substantially as an entirety.” To the extent that the holders elect to exercise their rights under the trust agreement resulting from what the holders deem to be a conveyance, transfer or lease of our properties and assets substantially as an entirety and we contest such an election, there can be no assurances as to how a court would interpret the meaning of substantially as an entirety.

Voting Rights; Amendment of the Trust Agreement

Except as provided below and under “—Mergers, Consolidations, Amalgamations or Replacements of the Trust” and “Description of Guarantee—Amendments and Assignment” and as otherwise required by law and the trust agreement, the holders of the trust preferred securities will have no voting rights.

The trust agreement may be amended from time to time by the Delaware trustee or the property trustee, if affected by such amendment, or by the administrative trustees, without the consent of the holders of the trust preferred securities:

•	to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which shall not be inconsistent with the other provisions of the trust agreement; or

•	to modify, eliminate or add to any provisions of the trust agreement to such extent as shall be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust preferred securities are outstanding or to ensure that the trust will not be required to register as an “investment company” under the Investment Company Act provided, however, that such action shall not adversely affect in any material respect the interests of the holders of the trust securities, and any amendments of the trust agreement shall become effective when notice thereof is given to the holders of the trust preferred securities.

The trust agreement may be amended by the administrative trustees and AGL Capital:

•	with the consent of holders representing a majority (based upon liquidation amount) of the outstanding trust preferred securities; and

•	upon receipt by the administrative trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the administrative trustees in accordance with such amendment will not affect the trust’s status as a grantor trust for United States federal income tax purposes or the trust’s exemption from status as an “investment company” under the Investment Company Act.

However, without the consent of each holder of trust preferred securities, the trust agreement may not be amended to:

•	change the amount or timing of any distribution on the trust preferred securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust preferred securities as of a specified date or

•	restrict the right of a holder of trust preferred securities to institute suit for the enforcement of any such payment on or after such date.

So long as any junior subordinated debentures are held by the property trustee, the administrative trustees shall not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on such property trustee with respect to the junior subordinated debentures;

•	waive certain past defaults under the indenture;

•	exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the junior subordinated debentures; or

•	consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust preferred securities provided, however, that where a consent under the indenture would require the consent of each holder of junior subordinated debentures affected thereby, no such consent shall be given by the property trustee without the prior approval of each holder of the trust preferred securities.

The administrative trustees shall not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of such holders. The property trustee shall notify each holder of trust preferred securities of any notice of default with respect to the junior subordinated debentures. In addition to obtaining the foregoing approvals of such holders of the trust preferred securities, prior to taking any of the foregoing actions, the administrative trustees shall obtain an opinion of counsel experienced in such matters to the effect that the trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

Any required approval of holders of trust preferred securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of trust preferred securities in the manner set forth in the trust agreement.

No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel the trust preferred securities in accordance with the trust agreement.

Notwithstanding that holders of the trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by AGL Resources, AGL Capital, the administrative trustees or any affiliate of AGL Resources or any administrative trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Form, Denomination, Book-Entry Procedures and Transfer

Depositary Procedures

The Depository Trust Company, or DTC, will act as securities depositary for the trust preferred securities. DTC has advised the trust and AGL Capital that DTC is a limited-purpose trust company created to hold securities for its participating organizations, referred to as the participants, and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly which are referred to as indirect participants. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC is organized under the New York Banking Law, as a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC is owned by a number of participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

DTC has also advised the trust and AGL Capital that, pursuant to procedures established by it, (i) upon deposit of the global trust preferred securities, DTC will credit the accounts of participants designated by the initial purchasers with portions of the liquidation amount of the global trust preferred securities and (ii) ownership of such interests in the global trust preferred securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global trust preferred securities).

Investors in the global trust preferred securities may hold their interests therein directly through DTC if they are participants, or indirectly through organizations which are participants. All interests in a global trust preferred security may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global trust preferred security to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global trust preferred security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the trust preferred securities, see “—Exchange of Book-Entry Trust Preferred Securities for Certificated Trust Preferred Securities” and “—Exchange of Certificated Trust Preferred Securities for Book-Entry Trust Preferred Securities”.

Except as described below, owners of interests in the global trust preferred securities will not have trust preferred securities registered in their name, will not receive physical delivery of trust preferred securities in certificated form and will not be considered the registered owners or holders thereof under the trust agreement for any purpose.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global trust preferred security.

Payments in respect of the global trust preferred security registered in the name of DTC or its nominee will be payable by the property trustee to DTC in its capacity as the registered holder under the trust agreement. Under the terms of the trust agreement, the property trustee will treat the persons in whose names the trust preferred securities, including the global trust preferred securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the property trustee nor any agent thereof has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global trust preferred securities, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global trust preferred securities or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised the trust and AGL Capital that its current practice, upon receipt of any payment in respect of securities such as the trust preferred securities, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in liquidation amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of trust preferred securities will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the property trustee, the trust, AGL Capital or AGL Resources. Neither the trust, AGL Capital or AGL Resources nor the property trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the trust preferred securities, and the trust or AGL Capital and the property trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Secondary market trading activity in interests in the global trust preferred securities will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the trust and AGL Capital that it will take any action permitted to be taken by a holder of trust preferred securities only at the direction of one or more participants to whose account with DTC interests in the global trust preferred securities are credited and only in respect of such portion of the liquidation amount of the trust preferred securities as to which such participant or participants has or have given such direction. However, if there is an event of default under the trust agreement, DTC reserves the right to exchange the global trust preferred securities for legended trust preferred securities in certificated form and to distribute such trust preferred securities to its participants.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that the trust and AGL Capital believe to be reliable, but neither the trust nor AGL Capital takes responsibility for the accuracy thereof.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the global trust preferred securities among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the trust or AGL capital nor the property trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Trust Preferred Securities for Certificated Trust Preferred Securities

A global trust preferred security is exchangeable for trust preferred securities in registered certificated form if:

•	DTC notifies the trust that it is unwilling or unable to continue as depositary for the global trust preferred security and the trust thereupon fails to appoint a successor depositary within 90 days or has ceased to be a clearing agency registered under the Exchange Act;

•	AGL Capital in its sole discretion elects to cause the issuance of the trust preferred securities in certificated form; or

•	there shall have occurred and be continuing an event of default or any event which after notice or lapse of time or both would be an event of default under the trust agreement.

Payment and Paying Agency

Payments in respect of the trust preferred securities held in global form shall be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates or in respect of the trust preferred securities that are not held by the depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and AGL Capital. The paying agent shall be permitted to resign as paying agent upon 30 days written notice to the property trustee and AGL Capital. In the event that the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor (which shall be a bank or trust company acceptable to the administrative trustees and AGL Capital) to act as paying agent.

Information Concerning the Property Trustee

The property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only such duties as are specifically set forth in the trust agreement and, after such event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust preferred securities unless it is offered indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred thereby. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of the trust preferred securities or the common securities are entitled under the trust agreement to vote, then the property trustee shall take such action as is directed by AGL Capital and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the trust preferred securities and will have no liability except for its own bad faith, negligence or willful misconduct.

The Expense Agreement

We will, pursuant to an agreement as to expenses and liabilities entered into by us, AGL Capital and the trust, irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the trust preferred securities or other similar interests in the trust the amounts due to the holders pursuant to the terms of the trust preferred securities or other similar interests, as the case may be. Third party creditors of the trust may proceed directly against us and AGL Capital under the agreement as to expenses and liabilities, regardless whether they had notice of the agreement as to expenses and liabilities.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the junior subordinated debentures will be treated as indebtedness for United States federal income tax purposes. AGL Capital and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the trust agreement, that AGL Capital and the administrative trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the trust preferred securities.

Holders of the trust preferred securities have no preemptive or similar rights. The trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

Governing Law

The trust agreement will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

The junior subordinated debentures are to be issued under an indenture, as supplemented from time to time, between AGL Capital and The Bank of New York, as debenture trustee. The indenture will be qualified under the Trust Indenture Act. The following description is a summary of the material aspects of the junior subordinated debentures and the indenture.

General

Concurrently with the issuance of the trust preferred securities, the trust will invest the proceeds thereof, together with the consideration paid by AGL Capital for the common securities, in junior subordinated debentures issued by AGL Capital. The junior subordinated debentures will bear interest at a specified annual percentage rate, and will be payable quarterly in arrears, (we refer to each quarterly payment date as an interest payment date), to the person in whose name each junior subordinated debenture is registered (unless the indenture supplement or officer certificate prior to the issuance of the junior subordinated debentures specifies payment to someone else) on the record date preceding the relevant payment date. It is anticipated that, until the liquidation, if any, of the trust, each junior subordinated debenture will be held in the name of the property trustee in trust for the benefit of the holders of the trust preferred securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the junior subordinated debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date such payment was originally payable. The term “interest,” as used herein, shall include quarterly interest payments, interest on quarterly payments not paid on the applicable interest payment date and additional sums (as described below), as applicable.

The junior subordinated debentures will rank equal in priority with all other debentures and will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the indenture to all senior indebtedness. See “—Subordination.” AGL Resources will guarantee on a junior subordinated basis the payment of the principal (and premium, if any) and interest on the junior subordinated debentures, except that no payment of interest will be made under the debenture guarantee for any period during which AGL Capital has exercised its right to defer interest payments on the junior subordinated debentures. AGL Capital is a wholly-owned finance subsidiary of AGL Resources. AGL Resources is a holding company and almost all of its operating assets are owned by its subsidiaries. AGL Resources relies primarily on dividends from such subsidiaries to meet its obligations. AGL Resources is a legal entity separate and distinct from its subsidiaries. The principal sources of AGL Resources’ income are dividends and fees from its subsidiaries.

The right of AGL Resources and AGL Capital to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent AGL Resources and AGL Capital may be recognized as a creditor of that subsidiary. Accordingly, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of AGL Capital’s subsidiaries, and holders of junior subordinated debentures should look only to the assets of AGL Capital for payments on the junior subordinated debentures. The indenture does not limit the incurrence or issuance of other secured or unsecured debt of AGL Resources or AGL Capital, including senior indebtedness. See “—Subordination.”

The indenture does not contain provisions that afford holders of the junior subordinated debentures protection in the event of a highly leveraged transaction or other similar transactions involving AGL Resources or AGL Capital that may adversely affect such holders.

Form, Registration and Transfer

If the junior subordinated debentures are distributed to the holders of the trust preferred securities, the junior subordinated debentures may be represented by one or more global certificates registered in the name of Cede &

Co. as the nominee of DTC. The depositary arrangements for such junior subordinated debentures are expected to be substantially similar to those in effect for the trust preferred securities. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see “Description of Trust Preferred Securities—Form, Denomination, Book-Entry Procedures and Transfer” and “Depositary Procedures.”

Payment and Paying Agents

Payment of principal of (and premium, if any) and any interest on junior subordinated debentures will be made at the office of the Debenture Trustee in The City of New York or at the office of such paying agent or Paying Agents as AGL Capital may designate from time to time, except that at the option of AGL Capital payment of any interest may be made except in the case of junior subordinated debentures in global form, by:

•	check mailed to the address of the person entitled thereto as such address shall appear in the register for junior subordinated debentures or

•	by transfer to an account maintained by the person entitled thereto as specified in such register, provided that proper transfer instructions have been received by the relevant record date.

Payment of any interest on any junior subordinated debenture will be made to the person in whose name such junior subordinated debenture is registered at the close of business on the record date for such interest, except in the case of defaulted interest. AGL Capital may at any time designate additional paying agents or rescind the designation of any paying agent; however AGL Capital will at all times be required to maintain a paying agent in each place of payment for the junior subordinated debentures.

Any moneys deposited with the Debenture Trustee or any paying agent, or then held by AGL Capital in trust, for the payment of the principal of (and premium, if any) or interest on any junior subordinated debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of AGL Capital, be repaid to AGL Capital and the holder of such junior subordinated debenture shall thereafter look, as a general unsecured creditor, only to AGL Capital for payment thereof.

Option to Extend Interest Payment Date

So long as no event of default has occurred and is continuing, AGL Capital will have the right under the indenture at any time during the term of the junior subordinated debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each extended interest payment period, provided that no extended interest payment period may extend beyond the stated maturity date. At the end of such extended interest payment period, AGL Capital must pay all interest then accrued and unpaid (together with interest thereon at a specified annual percentage rate, compounded quarterly, to the extent permitted by applicable law).

During any such extended interest payment period, neither AGL Resources nor AGL Capital may:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock (which includes common and preferred stock); or

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of its debt securities that rank equal in priority with or junior in right of payment to, with respect to AGL Capital, the junior subordinated debentures or with respect to AGL Resources, debt that is subordinated to its senior indebtedness; or

•

make any guarantee payments with respect to any guarantee of the debt securities of any of their respective subsidiaries if such guarantee ranks equal in priority with or junior in right of payment to, with respect to AGL Capital, the junior subordinated debentures or with respect to AGL Resources, debt that is subordinated to its senior indebtedness (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock, (b) any declaration of a dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the trust preferred guarantee and the junior subordinated debenture guarantee, (d) the purchase of fractional shares resulting from a reclassification of capital stock or the exchange or conversion of one class or series of capital stock for another class or series of capital stock and (e) the purchase of fractional interests in shares of capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged).

Prior to the termination of any such extended interest payment period, AGL Capital may further extend such extended interest payment period, provided that such extension does not cause such extended interest payment period to exceed 20 consecutive periods including the first quarter during such extended interest payment period, or to extend beyond the stated maturity date. Upon the termination of any such extended interest payment period and the payment of all amounts then due on any interest payment date, AGL Capital may elect to begin a new extended interest payment period, subject to the above requirements. No interest shall be due and payable during an extended interest payment period, except at the end thereof, but AGL Capital may prepay at any time all or any portion of the interest accrued during an extended interest payment period. AGL Capital must give the property trustee, the administrative trustees and the debenture trustee notice of its election of any extended interest payment period (or an extension thereof) at least five business days prior to the earlier of:

•	the date the distributions on the trust preferred securities would have been payable except for the election to begin or extend such extended interest payment period or

•	the date the administrative trustees are required to give notice to any securities exchange or other quotation system or to holders of trust preferred securities of the record date or the date such distributions are payable, but in any event not less than one business day prior to such record date. The debenture trustee shall give notice of AGL Capital’s election to begin or extend a new extended interest payment period to the holders of the trust preferred securities. There is no limitation on the number of times that AGL Capital may elect to begin an extended interest payment period.

Optional Redemption

The junior subordinated debentures will be prepayable, in whole or in part, at the option of AGL Resources on or after the initial optional redemption date at a redemption price, which we refer to as the optional redemption price, equal to the percentage of the outstanding principal amount of the junior subordinated debentures plus accrued and unpaid interest thereon to the date of prepayment.

Special Event Redemption

If a tax event or an Investment Company Act event shall occur and be continuing, AGL Capital may, at its option, redeem the junior subordinated debentures in whole (but not in part) and thereby cause the mandatory redemption of the trust preferred securities and the common securities in whole (but not in part) at any time and within 90 days following the occurrence of such tax event or Investment Company Act Event at the special event redemption price. Following a tax event or an Investment Company Act event, AGL Capital shall take such action as is necessary to promptly determine the special event redemption price. The special event redemption price shall be paid prior to 12:00 noon, New York time, on the date of such redemption or such earlier time as AGL Capital determines, provided that AGL Capital shall deposit with the trustee an amount sufficient to pay the special event redemption price by 10:00 a.m., New York time, on the date such special event prepayment price is to be paid. The Company shall provide the debenture trustee with written notice of the special event redemption price promptly after the calculation thereof.

A “tax event” means the receipt by AGL Capital and the trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced or made effective on or after the issue date, there is more than an insubstantial risk that:

•	the trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to all or part of the income received or accrued on the junior subordinated debentures or the trust preferred securities;

•	interest payable by AGL Capital on the junior subordinated debentures or the trust preferred securities is not, or within 90 days of the date of such opinion will not be, deductible by AGL Capital, in whole or in part, for United States federal income tax purposes; or

•	the trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

An “Investment Company Act event” means the receipt by AGL Capital and the trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act, which change becomes effective on or after the issue date of the trust preferred securities.

Notice of any prepayment will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures to be prepaid at its registered address. Unless AGL Capital defaults in payment of the prepayment price, on and after the prepayment date interest ceases to accrue on such junior subordinated debentures called for prepayment.

Restrictions on Certain Payments

Neither AGL Capital nor AGL Resources may (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its respective capital stock (which includes common and preferred stock) or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any of its debt securities that rank equal in priority with or junior in right of payment to, with respect to AGL Capital, the junior subordinated debentures or with respect to AGL Resources, debt that is subordinated to its senior indebtedness or (iii) make any guarantees with respect to the debt securities of any of their respective subsidiaries if such guarantees rank equal in priority or junior in right of payment to, with respect to AGL Capital, the junior subordinated debentures or with respect to AGL Resources, debt that is subordinated to its senior indebtedness (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock, (b) any declaration of a dividend in connection with the implementation of a stockholder’s rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the trust preferred guarantee and the junior subordinated debenture guarantee, (d) the purchase of fractional shares resulting from a reclassification capital stock or the exchange or conversion of one class or series of capital stock for another class or series capital stock and (e) the purchase of fractional interests in shares of capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), if at such time (1) there shall have occurred and be continuing a trust agreement event of default, (2) there shall have occurred and be continuing a debenture event of default, (3) there shall have occurred and be continuing a payment default under the trust agreement or the indenture, (4) if such junior subordinated debentures are held by the trust, AGL Capital shall be in default with respect to its payment of any obligations under the guarantee or (5) AGL Capital shall have given notice of its election of an extended interest payment period as provided in the Indenture and shall not have rescinded such notice, and such extended interest payment period, or any extension thereof, shall have commenced.

Modification of Indenture

From time to time AGL Capital and the debenture trustee may, without the consent of the holders of junior subordinated debentures, amend, waive or supplement the indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of junior subordinated debentures) and qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act. The indenture contains provisions permitting AGL Capital and the debenture trustee, with the consent of the holders of a majority in principal amount of junior subordinated debentures, to modify the indenture in a manner affecting the rights of the holders of junior subordinated debentures; provided, that no such modification may, without the consent of the holders of each outstanding junior subordinated debenture so affected:

•	extend the stated maturity, or reduce the principal amount of the junior subordinated debentures or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption, or impair or affect the right of any holder of junior subordinated debentures to institute suit for payment; or

•	reduce the percentage of principal amount of junior subordinated debentures, the holders of which are required to consent to any such modification of the indenture.

Junior Subordinated Debenture Events of Default

The indenture provides that any one or more of the following described events with respect to the junior subordinated debentures constitutes a debenture event of default (whatever the reason for such debenture event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

•	failure for 30 days to pay any interest on the junior subordinated debentures or any other debentures, when due (subject to the deferral of any due date in the case of an extended interest payment period); or

•	failure to pay any principal or premium, if any, on the junior subordinated debentures or any other debentures within three business days of when due whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise; or

•	failure to observe or perform in any material respect certain other covenants or warranties contained in the indenture for 90 days after written notice to AGL Capital from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of junior subordinated debentures; or

•	certain events of bankruptcy, insolvency or reorganization of AGL Capital.

The debenture trustee or the holders of not less than 33% in aggregate outstanding principal amount of the junior subordinated debentures may declare the principal due and payable immediately upon a debenture event of default. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the junior subordinated debentures which has become due solely by such acceleration) has been cured, waived or otherwise remedied and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee.

The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures affected thereby may, on behalf of the holders of all the junior subordinated debentures, waive any past default, except a default in the payment of principal (or premium, if any) on or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest (and premium, if any) and principal due otherwise than by acceleration has been deposited with the debenture trustee) or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture.

Guarantee of Junior Subordinated Debenture Payments by AGL Resources

If a debenture event of default shall have occurred and be continuing and shall be attributable to the failure of AGL Capital to pay interest (or premium, if any) on principal of the junior subordinated debentures on the due date, AGL Resources will guarantee on a junior subordinated basis the payment of the principal (and premium, if any) and interest on the junior subordinated debentures, except that no payment of interest will be made under the debenture guarantee for any period during which AGL Capital has exercised its right to defer interest payments on the junior subordinated debentures.

Consolidation, Merger, Sale of Assets and Other Transactions

The indenture provides that AGL Capital shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, and no person shall consolidate with or merge into AGL Capital or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to AGL Capital, unless:

•	in case AGL Capital consolidates with or merges into another person or conveys or transfers its properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any State or the District of Columbia, and such successor person expressly assumes AGL Capital’s obligations on the junior subordinated debentures;

•	immediately after giving effect thereto, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, shall have occurred and be continuing; and

•	certain other conditions as prescribed in the indenture are met.

The general provisions of the indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other transaction involving AGL Capital’s that may adversely affect holders of the junior subordinated debentures. The term “substantially as an entirety” in reference to the conveyance, transfer or lease of our properties and assets has not been interpreted under governing law to represent a specific quantitative test as applied to us and, as a consequence, holders may not be able to determine when we have entered into a transaction that conveys, transfers or leases our properties and assets substantially as an entirety. As a result of this uncertainty, it may be difficult for the holders to determine whether such conveyance, transfer or lease has occurred and whether to declare an event of default. Further, there could be a disagreement between the holders and us over whether such a conveyance, transfer or lease of our properties and assets reaches the threshold of “substantially as an entirety.” To the extent that the holders elect to exercise their rights under the Indenture resulting from what the holders deem to be a conveyance, transfer or lease of our properties and assets substantially as an entirety and we contest such an election, there can be no assurances as to how a court would interpret the meaning of substantially as an entirety.

Satisfaction and Discharge

The indenture provides that when, among other things, all junior subordinated debentures not previously delivered to the Debenture Trustee for cancellation:

•	have become due and payable or

•	will become due and payable at maturity within one year, and AGL Capital deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the stated maturity date, as the case may be, then the indenture will cease to be of further effect (except as to AGL Capital’s obligations to pay all other sums due pursuant to the indenture and to provide the officers’ certificates and opinions of counsel described therein), and AGL Capital will be deemed to have satisfied and discharged the indenture.

Subordination

The indenture provides that the junior subordinated debentures issued thereunder will be subordinate and junior in right of payment to all senior indebtedness of AGL Capital. No payment of principal (including redemption payments), premium, if any, or interest on the junior subordinated debentures may be made at any time when:

•	any senior indebtedness of AGL Capital is not paid when due;

•	any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist; or

•	the maturity of any senior indebtedness of AGL Capital has been accelerated because of a default.

Upon any distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of AGL Capital, all senior indebtedness of AGL Capital must be paid in full before the holders of the junior subordinated debentures are entitled to receive or retain any payment in respect thereof.

In the event of the acceleration of the maturity of junior subordinated debentures, the holders of all senior indebtedness of AGL Capital outstanding at the time of such acceleration will first be entitled to receive payment in full before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the junior subordinated debentures.

Senior indebtedness shall mean with respect to an obligor, (i) the principal, premium, if any, and interest in respect of (A) indebtedness of such obligor for money borrowed, and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by such obligor, (ii) all capital lease obligations of such obligor, (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business, (iv) all obligations of such obligor for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness that is by its terms subordinated to or ranks equal in priority with the Securities, and (2) all debt securities or guarantees in respect of those debt securities, issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with AGL Capital that is a financing vehicle of AGL Capital in connection with the issuance by such financing entity of equity securities or other securities guaranteed by the Company pursuant to an instrument that ranks equal in priority with or junior in right of payment to the trust preferred guarantee.

AGL Resources is a registered public utility holding company and almost all of the operating assets of AGL Resources are owned by AGL Resources’ subsidiaries. AGL Resources relies primarily on dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. AGL Resources is a legal entity separate and distinct from its subsidiaries. The principal sources of AGL Resources’ income are dividends and fees from its subsidiaries. AGL Capital is a wholly-owned financing subsidiary of AGL Resources. The right of AGL Resources and AGL Capital to participate in any distribution of assets of any subsidiary, upon such subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary.

The indenture places no limitation on the amount of additional senior indebtedness that may be incurred by AGL Capital. AGL Capital expects from time to time to incur additional indebtedness constituting senior indebtedness.

Governing Law

The indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York without regarding to principles of conflicts of law thereof.

Information Concerning the Indenture Trustee

The indenture trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonably satisfactory to it indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

AGL Capital has agreed, pursuant to the indenture, for so long as trust securities remain outstanding:

•	to maintain directly or indirectly 100% ownership of the common securities of the trust (provided that certain successors which are permitted pursuant to the indenture may succeed to AGL Capital’s ownership of the common securities);

•	not to voluntarily terminate, wind up or liquidate the trust, except in connection with a distribution of junior subordinated debentures to the holders of the trust preferred securities in liquidation of the trust; and

•	to use its reasonable efforts, consistent with the terms and provisions of the trust agreement to cause the trust to remain classified as (a) a business trust, except in connection with certain mergers, consolidations or amalgamations permitted by the trust agreement, and (b) a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

DESCRIPTION OF TRUST PREFERRED GUARANTEE

The trust preferred guarantee will be executed and delivered by AGL Resources concurrently with the issuance by the trust of the trust preferred securities for the benefit of the holders of the trust preferred securities. The Bank of New York will act as indenture trustee under the trust preferred guarantee. The trust preferred guarantee will be qualified under the Trust Indenture Act. The following description is a summary of the material provisions of the trust preferred guarantee. The trust preferred guarantee trustee will hold the trust preferred guarantee for the benefit of the holders of the trust preferred securities.

General

AGL Resources will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the trust preferred guarantee payments (as defined below) to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment. The following payments with respect to the trust preferred securities, to the extent not paid by or on behalf of the trust, will be subject to the trust preferred guarantee:

•	any accumulated and unpaid distributions required to be paid on trust preferred securities, to the extent that the trust has funds on hand legally available therefor at such time;

•	the applicable redemption price with respect to trust preferred securities called for redemption, to the extent that the trust has funds on hand legally available therefor at such time; or

•	upon a voluntary or involuntary termination and liquidation of the trust, the lesser of (a) the liquidation distribution, to the extent that the trust has funds on hand legally available therefor, and (b) the amount of assets of the trust remaining available for distribution to holders of trust preferred securities. AGL Resources’ obligation to make a trust preferred guarantee payment may be satisfied by direct payment of the required amounts by AGL Resources to the holders of the trust preferred securities or by causing the trust to pay such amounts to such holders.

The trust preferred guarantee will rank subordinate and junior in right of payment to all senior indebtedness of AGL Resources to the extent provided therein. See “—Status of the Trust Preferred Guarantee.” Because AGL Resources is a holding company, the right of AGL Resources to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent AGL Resources may itself be recognized as a creditor of that subsidiary. Accordingly, AGL Resources’ obligations under the trust preferred guarantee will be effectively subordinated to all existing and future liabilities of AGL Resources’ subsidiaries, and claimants should look only to the assets of AGL Resources for payments thereunder. See “Description of the Junior Subordinated Debentures—General.” The trust preferred guarantee does not limit the incurrence or issuance of other secured or unsecured debt of AGL Resources, including senior indebtedness, whether under the indenture, any other indenture that AGL Resources may enter into in the future or otherwise.

AGL Resources will, through the trust preferred guarantee, fully, irrevocably and unconditionally guarantee all of the trust’s obligations under the trust preferred securities but the trust preferred guarantee will not apply to any payment of distributions except to the extent the trust has funds legally available therefor. If AGL Capital does not make interest payments on the junior subordinated debentures held by the trust, the trust will not pay distributions on the trust preferred securities and will not have funds legally available therefor.

Status of the Trust Preferred Guarantee

Generally, the trust preferred guarantee will constitute an unsecured obligation of AGL Resources and will rank subordinate and junior in right of payment to all of its senior indebtedness in the same manner as junior subordinated debentures.

The trust preferred guarantee will rank equal in priority with all other guarantees issued by AGL Resources. The trust preferred guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against AGL Resources to enforce its rights under the trust preferred guarantee without first instituting a legal proceeding against any other person or entity). The trust preferred guarantee will be held for the benefit of the holders of the trust preferred securities. The trust preferred guarantee will not be discharged except by payment of the trust preferred guarantee payments in full to the extent not paid by the trust or upon distribution to the holders of the trust preferred securities of the junior subordinated debentures. The trust preferred guarantee does not place a limitation on the amount of additional senior indebtedness that may be incurred by AGL Resources. AGL Resources expects from time to time to incur additional indebtedness constituting senior indebtedness.

Amendments and Assignment

Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities (in which case no vote will be required), the trust preferred guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of such outstanding trust preferred securities. The manner of obtaining any such approval will be as set forth under “Description of the Trust Preferred Securities—Voting Rights; Amendment of the Trust Agreement.” All guarantees and agreements contained in the trust preferred guarantee agreement shall bind the successors, assigns, receivers, trustees and representatives of AGL Resources and shall inure to the benefit of the holders of the trust preferred securities then outstanding.

Events of Default

An event of default under the trust preferred guarantee will occur upon the failure of AGL Resources to perform any of its payment obligations thereunder. The holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trust preferred guarantee trustee in respect of the trust preferred guarantee or to direct the exercise of any trust or power conferred upon the trust preferred guarantee trustee under the trust preferred guarantee. The Trust Preferred Securities Guarantee Trustee may decline to follow any such direction if it shall determine that the action so directed would be unjustly prejudicial to the holders not taking part in such direction or that the action or proceeding so directed may not lawfully be taken or would involve the Trust Preferred Securities Guarantee Trustee in personal liability.

Any holder of the trust preferred securities may institute a legal proceeding directly against AGL Resources to enforce its rights under the trust preferred guarantee without first instituting a legal proceeding against the trust, the Trust Preferred Guarantee Trustee or any other person or entity.

AGL Resources, as guarantor, will be required to file annually with the Trust Preferred Guarantee Trustee a certificate as to whether or not AGL Resources is in compliance with all the conditions and covenants applicable to it under the trust preferred guarantee.

Information Concerning the Trust Preferred Guarantee Trustee

The Trust Preferred Guarantee Trustee’s duties, other than during the occurrence and continuance of an event of default by AGL Resources in performance of the trust preferred guarantee, shall be to maintain a list of holders of the trust preferred securities and provide the list to other holders upon a request made in compliance with Section 312(b) of the Trust Indenture Act and to provide to the holders within 60 days after May 15 of each year a brief report specifying events that occurred during the last 12 months in accordance with Section 313 of the Trust Indenture Act. The Trust Preferred Guarantee Trustee’s duties after default with respect to the trust preferred guarantee shall be to exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Trust Preferred Guarantee Trustee will be under no obligation to exercise any of the powers vested in it by the trust preferred guarantee at the request of any holder of the trust preferred securities unless it is offered indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Guarantee

The trust preferred guarantee will terminate and be of no further force and effect upon full payment of the applicable redemption price of the trust preferred securities, upon full payment of the liquidation amount payable upon liquidation of the trust, or upon distribution of junior subordinated debentures to the holders of the trust preferred securities, or upon exchange of all trust preferred securities for other trust preferred securities in the Exchange Offer. The trust preferred guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the trust preferred guarantee.

Governing Law

The trust preferred guarantee will be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law thereof.

DESCRIPTION OF DEBENTURE GUARANTEE

The following description is a summary of the material provisions of the debenture guarantee.

AGL Resources will guarantee on a junior subordinated basis the payment of principal (and premium, if any) and interest on the junior subordinated debentures, except that no payment of interest will be made under the debenture guarantee for any period during which AGL Capital has exercised its right to defer interest payments on the junior subordinated debentures.

The debenture guarantee will rank subordinate and junior in right of payment to all senior indebtedness of AGL Resources to the extent provided in the indenture. The right of AGL Resources to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent AGL Resources may itself be recognized as a creditor of that subsidiary. Accordingly, AGL Resources’ obligations under the debenture guarantee will be effectively subordinated to all existing and future liabilities of AGL Resources’ subsidiaries, and claimants should look only to the assets of AGL Resources for payments thereunder. The debenture guarantee does not limit the incurrence or issuance of other secured or unsecured debt of AGL Resources, including senior indebtedness, whether under the indenture, any other indenture that AGL Resources may enter into in the future or otherwise.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBENTURES, THE TRUST PREFERRED GUARANTEE AND THE DEBENTURE GUARANTEE

Full and Unconditional Trust Preferred Guarantee

Payments of distributions and other amounts due on the trust preferred securities (to the extent the trust has funds on hand legally available for the payment of such distributions) will be irrevocably guaranteed by AGL Resources as and to the extent set forth under “Description of Trust Preferred Guarantee.” Taken together, AGL Resources’ and AGL Capital’s obligations under the junior subordinated debentures, the indenture, the trust agreement, the trust preferred guarantee and the debenture guarantee will provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the trust preferred securities. If and to the extent that AGL Capital does not make the required payments on the junior subordinated debentures, the trust will not have sufficient funds to make the related payments, including distributions, on the trust preferred securities. The trust preferred guarantee will not cover any such payment when the trust does not have sufficient funds on hand legally available therefor. However, through the debenture guarantee, AGL Resources will guarantee on a junior subordinated basis the due and punctual payment of the principal (and premium, if any) and interest on the junior subordinated debentures. The obligations of AGL Resources under the trust preferred guarantee and debenture guarantee will be subordinate and junior in right of payment to all senior indebtedness.

Sufficiency of Payments

As long as payments of interest and other payments are made when due on the junior subordinated debentures, such payments will be sufficient to cover distributions and other payments due on the trust preferred securities, primarily because:

•	the aggregate principal amount or prepayment price of the junior subordinated debentures will be equal to the sum of the liquidation amount or redemption price, as applicable, of the trust preferred securities and common securities;

•	the interest rate and interest and other payment dates on the junior subordinated debentures will match the interest rate and interest and other payment dates for the trust securities;

•	AGL Capital shall pay for all and any costs, expenses and liabilities of the trust except the trust’s obligations to holders of trust preferred securities under such trust preferred securities; and

•	the trust agreement will provide that the trust is not authorized to engage in any activity that is not consistent with the limited purposes thereof.

Enforcement Rights of Holders of Trust Preferred Securities

A holder of any trust preferred security may institute a legal proceeding directly against AGL Resources to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person or entity. A default or event of default under any senior indebtedness would not constitute a default or event of default under the trust agreement. However, in the event of payment defaults under, or acceleration of, senior indebtedness, the subordination provisions of the indenture will provide that no payments may be made in respect of the junior subordinated debentures until such senior indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on junior subordinated debentures would constitute an event of default under the trust agreement.

If a Trust Enforcement Event occurs, the holders of trust preferred securities would rely on the enforcement by the Property Trustee of its rights as registered holder of the junior subordinated debentures against AGL Capital. In addition, generally, the holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the trust agreement, including the right to direct the Property Trustee to exercise the remedies available to it as the holder of the junior subordinated debentures. The indenture provides that the Indenture Trustee will give holders of junior subordinated debentures notice of all events of default within 90 days after their occurrence.

If the Property Trustee fails to enforce its rights under the junior subordinated debentures in respect of an event of default under the Indenture after a holder of trust preferred securities has made a written request, such holder may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the Property Trustee’s rights under the junior subordinated debentures. In addition, if AGL Capital fails to pay interest or principal on the junior subordinated debentures, a holder of trust preferred securities may institute a proceeding directly against AGL Capital for enforcement of payment to that holder of the principal of or interest on junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder’s trust preferred securities (which we refer to as a “direct action”). In connection with such a direct action, we will have the right to set off any payment made to such holder by AGL Capital.

Limited Purpose of the Trust

The trust preferred securities will represent preferred undivided beneficial interests in the assets of the trust, and the trust exists for the sole purpose of issuing and selling the trust preferred securities, using the proceeds from the sale of the trust preferred securities to acquire the junior subordinated debentures and engaging in only those other activities necessary, advisable or incidental thereto.

Rights Upon Termination

Unless the junior subordinated debentures are distributed to holders of the trust preferred securities, upon any voluntary or involuntary termination and liquidation of the trust, the holders of the trust preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See “Description of Trust Preferred Securities—Liquidation of the Trust and Distribution of Junior Subordinated Debentures.” Upon any voluntary or involuntary liquidation or bankruptcy of AGL Capital, the Property Trustee, as holder of the junior subordinated debentures, would be a subordinated creditor of AGL Capital, subordinated in right of payment to all senior indebtedness as set forth in the indenture, but entitled to receive payment in full of principal (and premium, if any) and interest, before any stockholders of AGL Capital receive payments or distributions.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a summary discussion of the material terms of AGL Resources’ capital stock. We encourage you to read our amended and restated articles of incorporation and our bylaws that we have previously filed with the Commission. See “Incorporation of Certain Documents by Reference.” The prospectus supplement will describe the specific terms of the common stock or series of the preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to the common stock or the series of preferred stock.

As of December 31, 2003, our authorized capital stock was 770,000,000 shares. Those shares consisted of: (a) 10,000,000 shares of preferred stock, none of which are outstanding; (b) 10,000,000 shares of Class A junior participating preferred stock, none of which are outstanding; and (c) 750,000,000 shares of common stock, of which approximately 64,509,344 shares were outstanding as of December 31, 2003. No holder of shares of common stock or preferred stock has any preemptive rights.

Description of Common Stock

Listing

AGL Resources’ outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “ATG.” Any additional common stock we issue will also be listed on the NYSE.

Dividends

Common shareholders may receive dividends when declared by the Board of Directors. Dividends may be paid in cash, stock or other form. In certain cases, common shareholders may not receive dividends until we have satisfied our obligations under certain financing agreements and satisfied our obligations to any preferred shareholders. Our ability to pay dividends is limited by Georgia law and the Public Utility Holding Company Act of 1935, as amended. Under Georgia law, dividends are limited to our legally available assets and subject to the prior payment of dividends on any outstanding shares of preferred stock and junior preferred stock. Under Georgia law, assets are not legally available for paying dividends if (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than our total liabilities plus, subject to some exceptions, any amounts necessary to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of shareholders receiving the dividends. The Public Utility Holding Company Act of 1935, as amended, restricts our payment of dividends from certain sources or accounts without prior permission from the SEC. Our ability to pay dividends may also be limited in the event AGL Capital opts to defer the payment of interest on the Junior Subordinated Debentures. See “Description of Junior Subordinated Debentures—Option to Extend Interest Payment Date.”

Fully Paid

All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

Voting Rights

Each share of common stock is entitled to one vote in the election of directors and other matters. Common shareholders are not entitled to cumulative voting rights.

Other Rights

We will notify common shareholders of any shareholders’ meeting according to applicable law. If we liquidate, dissolve or wind up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders.

Transfer Agents and Registrars

EquiServe Trust Company, N.A. serves as our transfer agent and registrar. You may contact EquiServe Trust Company, N.A. at Blue Hills Office Park, 150 Royall Street, Canton, MA 02021 (telephone (800) 633-4236).

Shareholder Rights Plan

On March 6, 1996, our board of directors declared a dividend of one preferred share purchase right for each outstanding share of our common stock. The dividend was payable on March 22, 1996 to the shareholders of record on that date. Each right entitles the registered holder to purchase from us one one-hundredth of a share of our Class A Junior Participating Preferred Stock (referred to as “junior preferred stock”) at a price of $60 per one one-hundredth of a share of the junior preferred stock, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement dated as of March 6, 1996, as amended, between us and Equiserve Trust Company, N.A., a national banking association, as rights agent.

Until the earlier to occur of:

•	10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 10% or more of the outstanding shares of our common stock; or

•	10 business days (or such later date as may be determined by action of the board of directors) following the commencement of, or announcement of, a tender offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding shares of common stock, the rights will be evidenced by the common stock certificate together with a copy of a summary of rights. The rights are not exercisable until a triggering event occurs. The rights will expire on March 6, 2006, unless this date is extended or unless the rights are earlier redeemed or exchanged by us, in each case as described below.

The purchase price payable, and the number of shares of the junior preferred stock issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution. We issue rights when we issue our common stock until the rights have separated from the common stock. After the rights have separated from the common stock, we may issue additional rights if the board of directors deems such issuance to be necessary or appropriate.

Shares of junior preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of junior preferred stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of one dollar per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the junior preferred stock purchasable upon exercise of the rights will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of junior preferred stock purchasable upon exercise of the rights will have 100 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, each share of Preferred Stock purchasable upon exercise of the rights will be entitled to receive 100 times the amount received per share of common stock. At any time prior to the time the rights are triggered, our board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

The rights have anti-takeover effects and may cause substantial dilution to the ownership of a person or entity that attempts to acquire us on terms not approved by our board of directors except pursuant to an offer conditioned upon a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors.

Description of Preferred Stock

General

AGL Resources is authorized to issue up to 10,000,000 shares of preferred stock and 10,000,000 shares of junior preferred stock. The shares of junior preferred stock have been reserved for issuance in connection with our rights agreement described under “Description of Capital Stock—Common Stock—Shareholder Rights Plan.” As of the date of this prospectus, no preferred stock or junior preferred stock is outstanding.

Preferred Stock

Our restated articles of incorporation authorize our board of directors to provide for the issuance of preferred stock in one or more series, without shareholder action. Our board of directors can determine the rights, preferences and limitations of each series. Prior to the issuance of each series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock. Our board of directors has the authority to determine or fix the following terms with respect to shares of any series of preferred stock:

•	the dividend rate, the times of payment and the date from which dividends will accumulate, if dividends are to be cumulative,

•	whether and upon what terms the shares will be redeemable,

•	whether and upon what terms the shares will have a sinking fund,

•	whether and upon what terms the shares will be convertible or exchangeable,

•	whether the shares will have voting rights and the terms thereof,

•	the rights of the holders upon liquidation, dissolution or winding-up, and

•	any other relative rights, powers and limitations or restrictions.

These terms will be described in the prospectus supplement for any series of preferred stock that we offer. In addition, you should read the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

•	the title of the series of preferred stock and the number of shares offered,

•	the initial public offering price at which we will issue the preferred stock, and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitation and restrictions.

When we issue the preferred stock, the shares will be fully paid and nonassessable. This means that the full purchase price for the outstanding preferred stock will have been paid and the holders of such preferred stock will not be assessed any additional monies for such preferred stock. Unless the applicable prospectus supplement specifies otherwise:

•	each series of preferred stock will rank senior to our common stock and equally in all respects with the outstanding shares of each other series of preferred stock, and

•	the preferred stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future. This means that the holders of preferred stock will have no right, as holders of preferred stock, to buy any portion of those issued securities.

Georgia law provides that no shareholder, including holders of preferred stock, shall be personally liable for the acts and obligations of a Georgia corporation. This means that with respect to AGL Resources, the funds and property of AGL Resources will be the only recourse for these acts or obligations.

Junior Preferred Stock

The terms of the junior preferred stock are summarized below. You should read our amended and restated articles for a full description of the terms of the junior preferred stock.

•	Subject to the rights of the holders of preferred stock ranking prior and superior to the junior preferred stock with respect to dividends, the holders of the junior preferred stock, in preference to the holders of common stock, and of any other stock ranking junior to the junior preferred stock, are entitled to receive, when, as and if declared by the board of directors out of funds legally available for the purpose, quarterly dividends in an amount per share equal to the greater of $1.00 or, subject to adjustment, a multiple of all dividends declared on the common stock. The dividends are cumulative on outstanding shares of junior preferred stock.

•	Each share of junior preferred stock entitles the holder to 100 votes on all matters upon which the holders of the common stock are entitled to vote.

•	Any shares of junior preferred stock that are purchased or otherwise acquired by us in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.

•	Upon any liquidation, dissolution or winding up of us, with certain exceptions, no distribution shall be made to the holders of the common stock or of shares of any other stock ranking junior, upon liquidation, dissolution or winding up, to the junior preferred stock unless, prior thereto, the holders of shares of junior preferred stock have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment.

•	In case we enter into any consolidation, merger, combination, share exchange or other transaction in which the shares of common stock are converted into, exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of junior preferred stock will be similarly converted into, exchanged for or changed into an amount per share (subject to the provisions for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which each share of common stock is converted or exchanged.

•	The shares of junior preferred stock are not redeemable from any holder.

•	The junior preferred stock ranks, with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, junior to all other classes and series of preferred stock and senior to the common stock.

Certain Anti-Takeover Matters

Our articles and bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. The following is a summary description of these provisions, and we refer you to our amended and restated articles and bylaws for more information since their terms affect your rights as a shareholder. The anti-takeover provisions include:

Classification of the Board

Our board of directors is divided into three classes, each of which consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire board. The board of directors consists of eleven members with one seat currently vacant. Each class of directors serves a three-year term. At each annual meeting of our shareholders, successors to the class of directors whose term expires at the annual meeting are elected for three-year terms. Our bylaws prohibit cumulative voting. In general, in the absence of cumulative voting, one or more persons who hold a majority of our outstanding shares can elect all of the directors who are subject to election at any meeting of shareholders.

The classification of directors could have the effect of making it more difficult for shareholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of our board. Two shareholder meetings, instead of one, generally will be required to effect a change in the control of our board. Our board believes that the longer time required to elect a majority of a classified board will help to ensure the continuity and stability of our management and policies since a majority of the directors at any given time will have had prior experience as our directors.

Removal of Directors

Our bylaws also provide that our directors may be removed only for cause and upon the affirmative vote of the holders of a majority of our outstanding shares.

Business Combinations with Interested Shareholder

The Georgia legislature has enacted legislation which generally prohibits a corporation that has adopted a bylaw electing to be covered thereby, which we have done, from engaging in any “business combination” with an “interested shareholder” for a period of five years from the date such person becomes an interested shareholder, unless the interested shareholder:

•	prior to becoming an interested shareholder, obtained the approval of our board of directors for either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•	becomes the beneficial owner of at least 90% of our outstanding voting stock in the same transaction in which the shareholder became an interested shareholder, excluding for purposes of determining the number of shares outstanding those shares owned by officers, directors, subsidiaries and certain employee stock plans; or

•	subsequent to the acquisition of 10% or more of our outstanding voting stock, acquires additional shares resulting in ownership of at least 90% of our outstanding voting stock and obtains approval of the business combination by the holders of a majority of our shares, other than those shares held by an interested shareholder, officers, directors, subsidiaries and certain employee stock plans.

The term “business combination” refers to a merger, consolidation or other specified corporate transaction. The term “interested shareholder” refers to a 10% shareholder or an affiliate which was a 10% shareholder at any time within the preceding two years.

Our “business combinations” bylaw may be repealed only by an affirmative vote of two-thirds of the continuing directors and a majority of the votes entitled to be cast by the shareholders, other than interested shareholders, and shall not be effective until 18 months after that shareholder vote. The Georgia statute provides that a Georgia corporation that has repealed such a bylaw may not thereafter re-adopt that bylaw.

Business Combinations with Related Persons

Our articles of incorporation prohibit us from participating in a business combination with a “related person” unless the affirmative vote or consent of the holders of at least seventy-five percent (75%) of the outstanding shares approve such business combination. The voting requirements in the preceding sentence will not apply and only such affirmative vote as is required by law and by any other provision of the articles of incorporation will apply if:

•	certain valuation, consideration and pricing issues are satisfied and specified in our articles of incorporation; or

•	if both of the following conditions have been satisfied: (i) the business combination has been approved by two-thirds of the continuing directors and (ii) at the time of such approval, the continuing directors comprised at least a majority of the board of directors.

The “business combinations with related persons” provisions in our articles of incorporation may be altered, amended or repealed only by an affirmative vote of at least seventy-five percent (75%) of all the shares entitled to be cast by the shareholders; provided, however, that if such proposed alteration, amendment or repeal is approved by two-thirds of the continuing directors and, at the time of such approval, the continuing directors comprise at least a majority of the board of directors, then such proposed alteration, amendment or repeal shall require for approval only such affirmative vote as is required by law and by any other provision of our articles of incorporation.

The term “related person” refers to any person who is the beneficial owner at a specified time of at least that number of shares of our stock equal to twenty percent (20%) of all of the outstanding shares, but does not include any one or a group of more than one continuing director. The term “related person” includes the affiliates and associates of such related person. The term “continuing directors” refers to any member of the board of directors who is not a related person or an affiliate or associate of a related person or of any such affiliate or associate, or a representative of a related person or of any such affiliate or associate, and was a director prior to the time a related person became such, and any successor to such continuing director who is not an affiliate or associate of a related person and was recommended by a majority of the continuing directors then on the board of directors, provided that at the time of such recommendation, continuing directors comprise a majority of the board. If there is no related person, all members of the board of directors shall be deemed to be “continuing directors.”

Shareholder Proposals and Director Nominations

Our shareholders can submit shareholder proposals and nominate candidates for the board of directors if the shareholders follow the advance notice procedures described in our bylaws. The notice must include:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and address, as they appear on our corporate books, of the shareholder proposing such business;

•	the class and number of shares of which are beneficially owned by such shareholder;

•	the dates upon which the shareholder acquired such shares;

•	documentary support for any claim of beneficial ownership;

•	any material interest of such shareholder in such business;

•	a statement in support of the matter and, for proposals sought be included in our proxy statement, any other information required by Securities and Exchange Commission Rule 14a-8; and

•	as to each person whom the shareholder proposes to nominate for election or reelection as director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and evidence satisfactory to us that such nominee has no interests that would limit their ability to fulfill their duties of office).

In addition, if the shareholder intends to solicit proxies from our shareholders, such shareholder shall notify us of this intent in accordance with Securities and Exchange Commission Rule 14a-4 and/or Rule 14a-8.

In order to properly submit a shareholder proposal, the shareholder must submit a notice to our corporate secretary at least 120 calendar days before the first anniversary of the date that our proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. However, if no annual meeting of shareholders was held in the previous year or if the date of the annual meeting of shareholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice shall be received by the Secretary at our principal executive offices not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual meeting or (ii) the date which is 10 calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting.

Shareholder proposals and director nominations that are late or that do not include all required information may be rejected. This could prevent shareholders from brining certain matters before an annual or special meeting or making nominations for directors.

Special Meetings

Our articles of incorporation and bylaws require us to hold a special meeting of shareholders on call of the board of directors or the Executive Committee, the Chairman of the board, the President, or, upon delivery to our Secretary of a signed and dated written demand for the meeting describing the purpose or purposes for the meeting, on call of the holders of 100% of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. Only business within the purpose or purposes described in the notice of special meeting may be conducted at a special meeting of the shareholders.

For business to be properly brought before a special meeting by a shareholder, the shareholder must give timely notice thereof in writing to our Secretary. To be timely, a shareholder’s notice must be received by the Secretary at our principal executive offices at least 120 calendar days prior to the date of the special meeting. Such shareholder’s notice to the Secretary shall set forth with respect to any proposal such shareholder proposes to bring before the special meeting the information outlined above for shareholder proposals.

Amendment of Certain Charter Provisions

In addition to any shareholder vote requirements under Georgia law, our articles of incorporation require the approval of not less than two-thirds of all the outstanding shares entitled to vote to alter, amend or repeal our bylaws, unless such action has been recommended by the board of directors, in which such case the approval of not less than a majority of all the outstanding shares entitled to vote is required. This provision will make it more difficult to dilute the anti-takeover effects of our bylaws.

DESCRIPTION OF PURCHASE CONTRACTS

AGL Resources or AGL Capital may issue purchase contracts for the purchase or sale of debt or equity securities issued by either of them or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement or amendment to the registration statement of which this prospectus forms a part.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Only AGL Resources may issue purchase contracts that contain conversion features. AGL Resources or AGL Capital may, however, satisfy their obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The applicable prospectus supplement will also describe the full and unconditional guarantee by AGL Resources if the purchase contracts are issued by AGL Capital.

The purchase contracts may require AGL Resources or AGL Capital to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.

If the purchase contracts are issued by AGL Capital, AGL Resources will fully and unconditionally guarantee to each holder of purchase contracts and to the trustee, if any, and its successors the due and punctual payment of the payment obligations on the purchase contracts. The guarantees apply whether the payment is due at the maturity date of the purchase contracts, on an interest payment date, or as a result of acceleration, an offer to purchase or otherwise. The guarantees include payment of interest on the overdue principal of and interest, if any, on the purchase contracts (if lawful) and all other payment obligations of the issuer.

If AGL Resources or AGL Capital offers purchase contracts for the purchase or sale of debt or equity securities issued by a third party, such third party securities will be limited to freely-transferable securities of non-affiliated, third party issuers, acquired by AGL Resources or AGL Capital in open-market purchases before the offering or the time the purchase or sale of the third party securities is permitted under the purchase contracts. In all cases, such third-party securities will be limited to the securities of public issuers with respect to which sufficient market interest and publicly available information exists and to which neither AGL Resources nor AGL Capital has material, non-public information. Prior to offering such purchase contracts, AGL Resources or AGL Capital will provide a comprehensive description of such purchase contracts and information regarding the third party issuer in an amendment to the registration statement of which this prospectus forms a part.

AGL Resources is obligated under the guarantees to pay any guaranteed amount immediately after AGL Capital’s failure to do so.

AGL Resources is a holding company with no independent business operations or source of income of its own. It conducts substantially all of its operations through its subsidiaries and, as a result, AGL Resources depends on the earnings and cash flow of and dividends or distributions from its subsidiaries to provide the funds necessary to meet its debt and contractual obligations. Furthermore, a substantial portion of AGL Resources’ consolidated assets, earnings and cash flow is derived from the operation of its regulated utility subsidiaries, whose legal authority to pay dividends or make other distributions to AGL Resources is subject to regulation.

AGL Resources’ holding company status also means that the right of AGL Resources to participate in any distribution of the assets of any of its subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries, except to the extent that the claims of AGL Resources itself as a creditor of a subsidiary may be recognized. Since this is true for AGL Resources, it is also true for the creditors of AGL Resources, including the holders of the purchase contracts. The right of AGL Resources’ creditors, including the holders of the purchase contracts, to participate in the distribution of the stock owned by AGL Resources in its regulated subsidiaries is also subject to regulation.

DESCRIPTION OF WARRANTS

AGL Resources or AGL Capital may issue warrants to purchase their debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices (such as LIBOR, the S&P 500 or other published statistical measure), or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between AGL Resources or AGL Capital and, in most cases, a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. Only AGL Resources may issue warrants that contain conversion features.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations;

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants; and

•	a description of the full and unconditional guarantee by AGL Resources, if any, if the warrants are issued by AGL Capital.

If the warrants are issued by AGL Capital, AGL Resources will fully and unconditionally guarantee to each holder of warrants and to the trustee, if any, and its successors the due and punctual payment of the payment obligations on the warrants. The guarantees apply whether the payment is due at the maturity date of the warrants, on an interest payment date, or as a result of acceleration, an offer to purchase or otherwise. The guarantees include payment of interest on the overdue principal of and interest, if any, on the warrants (if lawful) and all other payment obligations of the issuer.

If AGL Resources or AGL Capital offers warrants for the purchase or sale of debt or equity securities issued by a third party, such third party securities will be limited to freely-transferable securities of non-affiliated, third party issuers, acquired by AGL Resources or AGL Capital in open-market purchases before the offering or the time the purchase or sale of the third party securities is permitted under the warrants. In all cases, such third-party securities will be limited to the securities of public issuers with respect to which sufficient market interest and publicly available information exists and to which neither AGL Resources nor AGL Capital has material, non-public information. Prior to offering such warrants, AGL Resources or AGL Capital will provide a comprehensive description of such warrants and information regarding the third party issuer in an amendment to the registration statement of which this prospectus forms a part.

AGL Resources is obligated under the guarantees to pay any guaranteed amount immediately after AGL Capital’s failure to do so.

AGL Resources is a holding company with no independent business operations or source of income of its own. It conducts substantially all of its operations through its subsidiaries and, as a result, AGL Resources depends on the earnings and cash flow of and dividends or distributions from its subsidiaries to provide the funds necessary to meet its debt and contractual obligations. Furthermore, a substantial portion of AGL Resources’ consolidated assets, earnings and cash flow is derived from the operation of its regulated utility subsidiaries, whose legal authority to pay dividends or make other distributions to AGL Resources is subject to regulation.

AGL Resources’ holding company status also means that the right of AGL Resources to participate in any distribution of the assets of any of its subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries, except to the extent that the claims of AGL Resources itself as a creditor of a subsidiary may be recognized. Since this is true for AGL Resources, it is also true for the creditors of AGL Resources, including the holders of the warrants. The right of AGL Resources’ creditors, including the holders of the warrants, to participate in the distribution of the stock owned by AGL Resources in its regulated subsidiaries is also subject to regulation.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, AGL Resources or AGL Capital may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	a description of the full and unconditional guarantee by AGL Resources, if any, if the units are issued by AGL Capital.

If the units are issued by AGL Capital, AGL Resources will fully and unconditionally guarantee to each holder of units and to the trustee, if any, and its successors the due and punctual payment of the payment obligations on the units. The guarantees apply whether the payment is due at the maturity date of the units, on an interest payment date, or as a result of acceleration, an offer to purchase or otherwise. The guarantees include payment of interest on the overdue principal of and interest, if any, on the units (if lawful) and all other payment obligations of the issuer. Only AGL Resources may issue units that contain conversion features.

AGL Resources is obligated under the guarantees to pay any guaranteed amount immediately after AGL Capital’s failure to do so.

AGL Resources is a holding company with no independent business operations or source of income of its own. It conducts substantially all of its operations through its subsidiaries and, as a result, AGL Resources depends on the earnings and cash flow of and dividends or distributions from its subsidiaries to provide the funds necessary to meet its debt and contractual obligations. Furthermore, a substantial portion of AGL Resources’ consolidated assets, earnings and cash flow is derived from the operation of its regulated utility subsidiaries, whose legal authority to pay dividends or make other distributions to AGL Resources is subject to regulation.

AGL Resources’ holding company status also means that the right of AGL Resources to participate in any distribution of the assets of any of its subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries, except to the extent that the claims of AGL Resources itself as a creditor of a subsidiary may be recognized. Since this is true for AGL Resources, it is also true for the creditors of AGL Resources, including the holders of the units. The right of AGL Resources’ creditors, including the holders of the units, to participate in the distribution of the stock owned by AGL Resources in its regulated subsidiaries is also subject to regulation.

PLAN OF DISTRIBUTION

AGL Resources, AGL Capital and the trust may sell securities:

•	to the public through a group of underwriters managed or co-managed by one or more underwriters;

•	through one or more agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

The distribution of the securities may be effected from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to those prevailing market prices; or

•	negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name or names of any agents or underwriters;

•	the public offering or purchase price;

•	any compensation to underwriters in the form of underwriting discounts or commissions and compensation to dealers from the underwriters in the form of discounts, concessions or commissions; and

•	any exchanges on which the securities will be listed.

The agents, dealers or underwriters named in the prospectus supplement are agents, dealers or underwriters in connection with the securities being offered. We may agree to enter into an agreement to indemnify the agents, dealers and the several underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the agents, dealers or the underwriters may be required to make.

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of common stock short using this prospectus and deliver common stock covered by this prospectus to close out such short positions, or loan or pledge common stock to financial institutions that in turn may sell the shares of common stock using this prospectus. We may pledge or grant a security interest in some or all of the common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our affiliates in the ordinary course of business.

The securities will be new issues of securities and may have no established trading market. Unless otherwise indicated in the prospectus supplement relating to a specific issuance of debt securities, the debt securities will not be listed on a national securities exchange or the Nasdaq National Market. We can give no assurance as to the liquidity of or the existence of trading markets for the debt securities.

LEGAL MATTERS

The legality and, in certain instances, the binding nature of, the offered securities and related guarantees will be passed upon for AGL Resources by its counsel, McKenna Long & Aldridge LLP, Atlanta, Georgia, and with regard to the laws of the State of Nevada, Woodburn & Wedge, Reno, Nevada, or other counsel identified in the prospectus supplement or term sheet. Matters relating to the formation of the trust and the issuance of the Trust Preferred Securities under Delaware law and the Trust Agreements will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to AGL Resources and the trust.

EXPERTS

The audited financial statements as of and for the year ended December 31, 2003 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003, except as they relate to SouthStar Energy Services LLC, have been audited by PricewaterhouseCoopers LLP, independent accountants, and insofar as they relate to SouthStar Energy Services LLC, by other independent auditors, whose reports are incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003. Such financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2002 and for the years ended December 31, 2002 and September 30, 2001 and for the three months ended December 31, 2001 and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated January 27, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s change in 2002 in its accounting method for energy trading contracts) which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The Audit Committee of the board of directors of AGL Resources annually considers the selection of AGL Resources’ independent public accountants. As such, AGL Resources’ Audit Committee, on March 5, 2003, dismissed Deloitte & Touche LLP as AGL Resources’ independent public accountants and engaged PricewaterhouseCoopers LLP, as of March 7, 2003, to serve as AGL Resources’ independent public accountants for the fiscal year ended December 31, 2003. Deloitte & Touche’s reports on AGL Resources’ consolidated financial statements for the fiscal years ended September 30, 2001 and 2000, the three-month period ended December 31, 2001, and the fiscal year ended December 31, 2002, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.